Exhibit 10.1

Note: Certain portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

API COMMERCIAL SUPPLY AGREEMENT (DENUFOSOL)

by and between

INSPIRE PHARMACEUTICALS, INC.

and

FINORGA S.A.S.

Dated as of December 14, 2010

i

5.11	Credits	29

Article VI — Regulatory Matters		29
6.1	Consents	29
6.2	Compliance	30
6.3	Drug Application Documentation	30
6.4	Regulatory Changes	30
6.5	Regulatory Inspections	30
6.6	Other Regulatory Matters	31

Article VII — Intellectual Property		31
7.1	Ownership	31
7.2	New Developments	32
7.3	Grant of Licenses	33
7.4	Infringement	33
7.5	Data	33

Article VIII — Information; Access; Audit Rights		34
8.1	Provision of Information	34
8.2	Audit and Inspection Rights	34
8.3	Records Retention	34
8.4	Inspire Representatives	35

Article IX — Representations and Warranties		35
9.1	Representations and Warranties of Novasep	35
9.2	Representations and Warranties of Inspire	37
9.3	No Other Warranties	38

Article X — Liability and Indemnification		38
10.1	Indemnity by Novasep	38
10.2	Indemnity by Inspire	38
10.3	Procedures	38
10.4	Liability Exclusion of Novasep and Inspire	39
10.5	Liability Limitation of Novasep	39

Article XI — Insurance		40
11.1	Coverage Requirements	40

Article XII — Confidentiality		40
12.1	Definition of “Inspire Confidential Information”	40
12.2	Definition of “Novasep Confidential Information”	40
12.3	Treatment of Confidential Information	41
12.4	Excluded Information	42
12.5	Return of Confidential Information	42

Article XIII — Force Majeure Event		42
13.1	Force Majeure	42

Article XIV — Term; Termination; Remedies		43
14.1	Term	43

14.2	Termination for Breach	43
14.3	Insolvency; Bankruptcy	44
14.4	Change in Control of Novasep	44
14.5	Discontinuance or Suspension of Product Program	44
14.6	Termination by Inspire	45
14.7	Good Faith Discussions in Connection with New Process Validation or Adverse Currency Fluctuation	45
14.8	No Suspension of Obligations	46
14.9	Effect of Termination by Inspire	46

Article XV — Miscellaneous		46
15.1	Notices	46
15.2	Independent Contractors	47
15.3	Entire Understanding	47
15.4	Assignment	48
15.5	Dispute Resolution	48
15.6	Use of Affiliates	49
15.7	Subcontractors	49
15.8	Amendment	49
15.9	Severability	49
15.10	Waiver	49
15.11	Survival	49
15.12	Drafting Ambiguities	49
15.13	Headings; Schedules; Counterparts	50
15.14	Governing Law	50
15.15	Remedies	50
15.16	Injunctive Relief	50
15.17	Standard Forms	50
15.18	Further Assurances	50
15.19	English Language	51

SCHEDULES TO AGREEMENT

3.1(b)(ii)	Baseline Third Party Materials Price

3.1(b)(iii)	Improvement Amounts

4.1	API Specifications

4.9	Quality Agreement

5.2	Form of Certificate of Analysis

API COMMERCIAL SUPPLY AGREEMENT (DENUFOSOL)

THIS API COMMERCIAL SUPPLY AGREEMENT (DENUFOSOL) (this “Agreement”) is entered into and dated as of the 14th day of December, 2010 (the “Effective Date”) by and between Inspire Pharmaceuticals, Inc., a Delaware corporation having its principal office at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703-8466, U.S.A. (“Inspire”) and Finorga S.A.S., a corporation organized and existing under the laws of France, having a place of business at Route de Givors, 38670 Chasse sur Rhône, France (“Novasep”). Inspire and Novasep are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Inspire is engaged in the research, development and commercialization of proprietary pharmaceutical products;

WHEREAS, Novasep is a company that has developed substantial expertise in manufacturing active pharmaceutical ingredients for use in pharmaceutical products;

WHEREAS, Novasep and Inspire have entered into a Technical Transfer & Development Services Agreement dated March 26, 2010, which provided for, among other things, the transfer by Inspire of technologies required by Novasep to begin production of a certain active pharmaceutical ingredient for Inspire;

WHEREAS, Novasep is a wholly-owned subsidiary of Groupe Novasep S.A.S., and contemporaneously with this Agreement, Groupe Novasep S.A.S. is entering into and delivering to Inspire that certain Parent Guarantee between such parties of even date herewith; and

WHEREAS, the Parties desire to enter into a supply agreement pursuant to which Novasep will manufacture a certain active pharmaceutical ingredient for Inspire.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

Article I

Definitions

“Adverse Currency Fluctuation” has the meaning provided in Section 14.6(i) of this Agreement.

“Adverse Event” has the meaning provided in Section 5.7 of this Agreement.

“Affiliate” means a corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with the Person specified, for so long as such control continues. An entity will be regarded as in control of another entity if: (a) it owns, directly or indirectly, at least 50% of the voting securities or capital stock of such entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

“API” means denufosol tetrasodium (P1-deoxycytidine, P4-uridine-5’, 5’-tetraphosphate, tetrasodium salt).

“API Price” has the meaning provided in Section 3.1(a) of this Agreement.

“API/Product Developments” has the meaning provided in Section 7.2(a) of this Agreement.

“API Specifications” mean all specifications and standards for materials, approved suppliers, formula, manufacturing, analytical and testing procedures, release, packaging, labeling and other process relating to the manufacture of the API, all as set forth on Schedule 4.1 to this Agreement, including all master formulas, process flow diagrams and all packaging specifications, as the same may be updated by the Parties or revised from time to time in accordance with this Agreement.

“API Technology Transfer Developments” means all API Developments (as defined in the Technology Transfer Agreement) made, conceived, reduced to practice, authored or otherwise invented, discovered, generated or developed in connection with the Technology Transfer Agreement, and all rights to Intellectual Property arising therefrom.

“Audit Representatives” has the meaning provided in Section 8.2 of this Agreement.

“Average Initial Materials Price” has the meaning provided in Section 4.6(b)(i) of this Agreement.

“Average Third Party Materials Price” has the meaning provided in Section 3.1(b)(ii) of this Agreement.

“Baseline Third Party Materials Price” means [c.i.], which is the initial price at which Novasep is procuring the Third Party Materials necessary to manufacture one (1) kg of API in accordance with this Agreement, as set forth in greater detail in Schedule 3.1(b)(ii).

“Business Day” means any day, except Saturday and Sunday, on which commercial banking institutions are open for business in the United States. Any other reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

“Calendar Quarter” means each three (3) month period beginning each January 1, April 1, July 1 and October 1 during the Term. The initial Calendar Quarter shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31.

“Certificate of Analysis” means a document identified as such and provided by Novasep to Inspire in the form set forth in Schedule 5.2 that (i) sets forth the analytical test results for a specified lot of API shipped to Inspire or its designee hereunder and includes a certified quality control protocol, (ii) states that such API is in conformance with the Drug Application and API

Specifications, and (iii) states that such API is manufactured in accordance with the API Specifications, Legal Requirements, cGMPs, all other regulatory documents, and such other methods as agreed in writing between the Parties from time to time.

“Certificates” has the meaning provided in Section 5.2 of this Agreement.

“Change Control Operating Procedures” has the meaning provided in Section 4.3 of this Agreement.

“Change in Control” has the meaning provided in Section 14.4 of this Agreement.

“Confidential Information” has the meaning provided in Section 12.3 of this Agreement.

“Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Body or other Person.

“Consumption Amount” has the meaning provided in Section 4.6(b)(i) of this Agreement.

“Consumption Coefficient” has the meaning provided in Section 4.6(b)(ii) of this Agreement.

“Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for intermediates, active pharmaceutical ingredients or finished pharmaceutical products, including without limitation (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211, The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and Q7A Good Manufacturing Practice Guidance For Active Pharmaceutical Ingredients (ICH Q7A), (ii) the principles promulgated by any applicable Governmental Body having jurisdiction over the manufacture of the API, in the form of laws, rules, or regulations, and (iii) the principles promulgated by any applicable Governmental Body having jurisdiction over the manufacture of the API, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines); in each case as in effect at the Effective Date and as amended, promulgated or accepted by any applicable Governmental Body from time to time during the Term.

“Data” has the meaning provided in Section 7.5 of this Agreement.

“Days” (whether or not the word is capitalized) means, except where specified otherwise, calendar days.

“Delivery Date” means the date specified by Inspire that Novasep shall deliver the API in accordance with this Agreement.

“Drug Application” means, with respect to the Product, the New Drug Application filed with the FDA, any product license or any equivalent drug application or similar pharmaceutical product approval administered by any foreign Governmental Body, or extension or renewal of any of the foregoing.

“Excess Initial Materials Cost” has the meaning provided in Section 4.6(b)(ii) of this Agreement.

“Existing Equipment” means the Equipment (as defined in the Technology Transfer Agreement).

“Facility” means Novasep’s manufacturing facilities located at Route de Givors, 38670 Chasse-sur-Rhône, France (Finorga), or such other facility as agreed in advance in writing by the Parties.

“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

“Firm Zone” has the meaning provided in Section 2.2(b) of this Agreement.

“Force Majeure Event” has the meaning provided in Section 13.1 of this Agreement.

“Generic Equivalent” means any Third Party version of a Product marketed by Inspire, which Third Party version has (i) been designated as a therapeutic equivalent product with an “A” code (as described in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication) with respect to such Product and (ii) received all Consents required by FDA for marketing in the United States.

“Governmental Body” means any nation or government, any state, province, or other political subdivision thereof, any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions, or any division of the FDA (as applicable) and any other applicable counterpart agency or foreign equivalent that administers the Legal Requirements.

“Improvement Amount” has the meaning set forth in Section 3.1(b)(iii) of this Agreement.

“Indemnified Party” has the meaning provided in Section 10.3 of this Agreement.

“Indemnifying Party” has the meaning provided in Section 10.3 of this Agreement.

“Initial Materials” means dCMP (2’-deoxycytidine 5’-monophosphate).

“Initial Materials Savings” has the meaning provided in Section 4.6(b)(ii) of this Agreement.

“Initial Term” has the meaning provided in Section 14.1 of this Agreement.

“I.N.S.E.E. Index” has the meaning provided in Section 3.1(b)(i) of this Agreement.

“Inspire Confidential Information” has the meaning provided in Section 12.1 of this Agreement.

“Inspire Intellectual Property” means any and all Intellectual Property relating to the API, Product or the development or manufacture thereof that was (i) owned, licensed or controlled by

Inspire or Inspire Affiliates at the Effective Date (other than any Licensed Novasep Rights), or (ii) developed or acquired by Inspire or Inspire Affiliates after the Effective Date, excluding in each case any API Technology Transfer Developments and API/Product Developments.

“Inspire License” has the meaning provided in Section 7.3 of this Agreement.

“Inspire Materials” has the meaning provided in Section 4.6(a)(ii) of this Agreement.

“Inspire Rights” has the meaning provided in Section 7.3 of this Agreement.

“Intellectual Property” means (i) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (ii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iii) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (iv) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, internet domain names, and all goodwill associated therewith; and (v) all other intellectual property or proprietary rights worldwide, in each case whether or not subject to statutory registration or protection.

“Legal Requirements” means any and all local, municipal, state, provincial, federal and international laws, statutes, ordinances, rules, or regulations now or hereafter enacted or promulgated by any Governmental Body applicable to the development, approval, manufacture, sale, shipment or licensing of any pharmaceutical products, ingredients for inclusion therein, or any aspect thereof, and the obligations of Novasep or Inspire, as the context requires, under this Agreement, including, without limitation, applicable laws, statutes, ordinances, rules and regulations of France, as well as the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“Licensed Novasep Rights” means any Novasep Intellectual Property licensed by Novasep to Inspire pursuant to Section 6.1(b) of the Technology Transfer Agreement or pursuant to Section 7.1(b) of this Agreement.

“Losses” means, collectively, any and all claims, liabilities, damages, losses, costs, expenses, including reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation, obligations, liens, assessments, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.

“Material Event” has the meaning provided in Section 8.2 of this Agreement.

“Minimum Percentage Requirement” has the meaning set forth in Section 2.3(b) of this Agreement.

“Monthly Cap” has the meaning set forth in Section 2.2(b) of this Agreement.

“New Process Validation” has the meaning provided in Section 14.6(h) of this Agreement.

“Nonconformity” has the meaning provided in Section 5.4(a) of this Agreement.

“Nonconforming API” means API that is subject to a Nonconformity.

“Novasep Confidential Information” has the meaning provided in Section 12.2 of this Agreement.

“Novasep Intellectual Property” means (i) all Intellectual Property owned, licensed or controlled by Novasep at the Effective Date (excluding any Intellectual Property licensed by Inspire to Novasep under Section 6.3 of the Technology Transfer Agreement), and (ii) all Intellectual Property developed or acquired by Novasep after the Effective Date that does not relate to the API or Product or the development or manufacture of the API or Product, and does not utilize and is not based on any Inspire Rights or Inspire Confidential Information. For clarity, Novasep Intellectual Property includes any Licensed Novasep Rights but does not include any API Technology Transfer Developments, API/Product Developments or Data.

“Novasep’s Minimum Capacity” has the meaning provided in Section 2.5 of this Agreement.

“Party” and “Parties” have the meanings given such terms, respectively, in the first paragraph of this Agreement.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Potential Contaminants” has the meaning set forth in Section 9.1(l) of this Agreement.

“Product” means finished pharmaceutical product that incorporates the API.

“Production Amount” has the meaning provided in Section 4.6(b)(i) of this Agreement.

“Purchase Orders” has the meaning provided in Section 2.3(a) of this Agreement.

“Quality Agreement” means the agreement identified in Section 4.9 of this Agreement.

“Secondary Supplier” has the meaning set forth in Section 2.3(a) of this Agreement.

“Short Batch” means a batch of API produced by Novasep that has a yield that is lower than the minimum expected batch size, where such expected batch size is determined by dividing the amount of Initial Materials that were consumed in the manufacture of such batch by the then-applicable upper bound of the Target Consumption Range (e.g., [c.i.] Initial Materials per kg API as of the Effective Date), due to any error or other noncompliance relating to the manufacture thereof by Novasep.

“Subcontractor” means any Third Party that performs any of Novasep’s obligations under this Agreement on Novasep’s behalf.

“Target Consumption Range” means the range of amounts of Initial Materials (100% dCMP (2’-deoxycytidine 5’-monophosphate)) expected by the Parties to be consumed in Novasep’s manufacture of one (1) kg of API in compliance with this Agreement. The initial Target Consumption Range shall be from [c.i.]. The Target Consumption Range shall be updated in accordance with Section 4.6(b)(iii).

“Technology Transfer Agreement” means the Technical Transfer & Development Services Agreement between the Parties dated March 26, 2010.

“Technology Transfer Data” means all Data (as defined in the Technology Transfer Agreement) provided, made available or generated in connection with the Technology Transfer Agreement, and all Intellectual Property rights that may subsist in such Data.

“Term” has the meaning provided in Section 14.1 of this Agreement.

“Third Party” means any Person other than the Parties or their respective Affiliates.

“Third Party Materials” means (i) all raw materials, components, work-in-process and other ingredients required to manufacture the API, and (ii) all packaging materials used in the manufacture, storage and shipment of the API, in each case, other than Inspire Materials. Third Party Materials also shall include all Third Party Technology Transfer Materials.

“Third Party Supplier” means any Third Party that provides to Novasep any Third Party Materials for any API produced under this Agreement.

“Third Party Technology Transfer Materials” means all Third Party Materials (as defined in the Technology Transfer Agreement) procured by Inspire in connection with the Technology Transfer Agreement.

Article II

Sale and Purchase of API

2.1 General. Subject to the terms and conditions of this Agreement, Novasep agrees to manufacture API at the Facility for sale to Inspire. Novasep may manufacture API at locations other than the Facility only with the prior written consent of Inspire. For clarity, the Parties agree that this Agreement does not obligate Inspire to purchase all of its requirements of the API from Novasep, nor does it obligate Inspire to purchase any particular volumes of API from Novasep except as expressly set forth herein. Inspire retains the right to engage or appoint additional suppliers and contract manufacturers from time to time in its sole discretion.

2.2 Quarterly Forecasts.

(a) General. Beginning on the Effective Date and thereafter during the Term of this Agreement, no later than [c.i.] Days prior to the first (1st) Day of each Calendar Quarter, Inspire shall provide to Novasep a good faith forecast for the twelve (12) month period (or such shorter period remaining under the Term of this Agreement) beginning on the first Day of such Calendar Quarter, setting forth on a month-by-month basis the anticipated volumes of API to be ordered by Inspire pursuant to this Agreement. In addition, Inspire may from time to time notify Novasep of information regarding the forecasted requirements for API of Inspire’s licensees that would be supplied under this Agreement. In the event that Novasep anticipates not being able to supply API as forecasted or otherwise informed by Inspire, Novasep shall notify Inspire within fifteen (15) Days of receipt of such forecast or notice; provided, however, that such notification shall not relieve Novasep of any liability for failure to deliver API as required under this Agreement. In addition, in the event that Novasep does not have sufficient capacity to supply API as forecasted or otherwise informed by Inspire during any particular calendar year, Inspire will be relieved of the Minimum Percentage Requirement during such calendar year.

(b) Firm Zone. The quantity of API forecasted for [c.i.] of each forecast shall be binding on both of the Parties (each such [c.i.] shall be referred to herein as the “Firm Zone”), and Inspire shall be required to order such forecasted quantity during such Calendar Quarters, and Novasep shall be required to supply such ordered quantity in accordance with this Agreement; provided, however, that (i) except to the extent set forth otherwise in Section 2.4, no forecasted quantity in excess of [c.i.] of API in any month shall be binding on Novasep (the “Monthly Cap”); and (ii) Inspire shall not be required to order any quantity of API forecasted for any period that precedes the date on which Novasep completes the validation of the API manufacturing process pursuant to the Technology Transfer Agreement. The API volumes specified for the portion of the forecast that does not constitute a Firm Zone shall be non-binding on both of the parties and only estimates of future anticipated volume of API requirements.

2.3 Purchase Orders; Minimum Percentage Requirement.

(a) Subject to Section 2.2(b), Inspire shall deliver to Novasep one or more purchase orders (“Purchase Orders”) for the aggregate API volumes in each Firm Zone. Each Purchase Order shall specify the volumes of API ordered, the Delivery Date and the destination for delivery to the carrier designated by Inspire and for shipment of the API. To the extent consistent with the quantity of API forecasted for the applicable Firm Zone, each Purchase Order will have a minimum size of at least [c.i.]. The Purchase Orders may be delivered electronically or by other means to such location as Novasep shall designate. Novasep shall deliver such API on the Delivery Date specified by Inspire. In the event that Novasep shall not be able to deliver API by the Delivery Date specified in a Purchase Order, Novasep shall (x) notify Inspire promptly in writing upon discovery of its inability to comply with the terms of this Section 2.3(a) and (y) use best efforts to deliver such API as soon as possible after the Delivery Date; provided, however, that such notification and delivery shall not relieve Novasep of any liability for failure to deliver on such Delivery Date. In addition, Novasep will take such actions as may be reasonably requested by Inspire to minimize the damage to Inspire caused by Novasep’s inability to fulfill the terms of a Purchase Order. To the extent that (i) Novasep is or will be unable to supply Inspire with the full quantity of API ordered in a Purchase Order on or before the applicable Delivery Date, and (ii) Inspire engages a Third Party (a “Secondary Supplier”) to supply such API, Novasep shall, in addition to any other remedies available to Inspire, reimburse Inspire for the difference between the price paid to the Secondary Supplier for such API and the API Price, up to a maximum amount of [c.i.] of the applicable API Price.

(b) Inspire will order at least twenty-five percent (25%) of its API requirements for each full calendar year from Novasep, as measured on an annual basis at the end of such year (the “Minimum Percentage Requirement”). At the end of each such year, Inspire will provide to Novasep a report of the total amount of API that Inspire ordered in such year from any and all sources. If, on the basis of such report, the Parties determine that the amount of API that has been ordered by Inspire from Novasep is less than twenty-five percent (25%) of the total amount of API that Inspire ordered in such year from any and all sources, then as Novasep’s sole remedy Inspire shall place one or more Purchase Orders for the difference during the following calendar year. In the event that Novasep reasonably and in good faith disputes the total amount of API that Inspire ordered in such year from any and all sources, Novasep may, at its expense, conduct an audit through a third party reasonably acceptable to Inspire in order to confirm the accuracy of the total amount of API that Inspire ordered in such year from any and all sources. The outcome of this audit shall be final and binding on the Parties, absent manifest error. Notwithstanding the foregoing, Inspire will be relieved of the Minimum Percentage Requirement during any calendar year in which (i) Novasep fails to supply any ordered amount of API in compliance with this Agreement, (ii) Novasep is prohibited from manufacturing API at the Facility by a Governmental Body for any period of time, or (iii) Inspire otherwise has the right to terminate this Agreement pursuant to Sections 13.1, 14.2, 14.3, 14.4 or 14.6. In addition, Inspire will be relieved of the Minimum Percentage Requirement during any calendar year after 2013 in which Inspire is able to obtain API from any Third Party at an aggregate cost, including without limitation costs for obtaining Initial Materials, yield variance and currency exchange rate, that is more than seven and one-half percent (7.5%) lower than the aggregate cost to Inspire of obtaining API from Novasep under this Agreement. For clarity, the Minimum Percentage Requirement shall not apply during the period between the

Effective Date and December 31, 2010 or any partial year during the Term resulting from the expiration or termination of the Agreement during a calendar year.

2.4 Accommodations. From time to time, Inspire may deliver to Novasep a Purchase Order for API volumes in excess of those specified in any Firm Zone. Novasep shall use commercially reasonable efforts to supply all such ordered API volume.

2.5 Capacity. Novasep shall maintain, at Novasep’s cost and expense, at all times during the Term the capacity to supply no less than 1000 kg of API to Inspire each calendar year (“Novasep’s Minimum Capacity”). Notwithstanding the foregoing, if Novasep requests use of the Equipment pursuant to Section 3.1(c) of the Technology Transfer Agreement and provides Inspire with written notification of the amount of API by which such use would reduce Novasep’s Minimum Capacity for the applicable calendar year, and Inspire subsequently approves such use in writing, then Novasep’s Minimum Capacity shall be reduced by such amount of API for such calendar year; provided, however, that nothing in this Section 2.5 will relieve Novasep of any of its obligations with respect to manufacturing and delivering any quantities of API forecasted for a Firm Zone. If Inspire’s forecasts provided pursuant to Section 2.2(a) indicate that Inspire’s requirements for API will be in excess of Novasep’s Minimum Capacity, the Parties will meet and discuss in good faith possible expansions of Novasep’s Minimum Capacity in order to meet Inspire’s requirements. Without limiting the foregoing, Novasep shall, within a period of six to eight (6 to 8) months of request by Inspire, increase Novasep’s Minimum Capacity to an amount ranging from 1500 kg up to 2000 kg of API per calendar year. In the event of an increase to Novasep’s Minimum Capacity, the Monthly Cap shall be increased in direct proportion to such increase. In the event that investments are required for such capacities extension, the Parties will negotiate in good faith the sharing of the additional costs arising from such capacity extension. In addition, the Parties will discuss any adjustments to the schedule of manufacture of API that may be required in order for Novasep to complete such capacity extension.

2.6 Meetings. Unless otherwise mutually agreed in writing, the Parties shall meet or otherwise communicate no less than quarterly to discuss the forecasts delivered by Inspire pursuant to this Agreement and other matters relevant to the supply of API hereunder. Novasep shall accommodate technical meetings and make its personnel available for technical consultation and other matters as requested by Inspire.

Article III

Prices for API; Shipment; Payments

3.1 Price.

(a) Initial API Price. The initial price for API shall be [c.i.] (the “API Price”). Novasep shall be responsible for yield variances (except as otherwise set forth in Section 4.6(b)), rejects, losses, working capital, scrap, inventory obsolescence and any and all other costs associated with manufacturing, including all Third Party Materials costs. For clarity, all costs incurred by Novasep in relation to non-binding forecasts provided by Inspire to Novasep shall be Novasep’s responsibility.

(b) API Price Adjustments.

(i) I.N.S.E.E. Index. Each January 1 during the Term, beginning on January 1, 2013, the API Price shall be adjusted as follows. The Parties will determine the Average Third Party Materials Price for the immediately preceding year using the most recent report of Third Party Materials prices provided by Novasep to Inspire pursuant to Section 3.1(b)(ii) below and will subtract such Average Third Party Materials Price from the then-current API Price (after any adjustments to the API Price made for the then-current year pursuant to Sections 3.1(b)(ii) and 3.1(b)(iii)); provided that if the difference so obtained is a negative number, such difference shall be deemed to be zero. Such difference shall be multiplied by the average percentage change in the I.N.S.E.E. -Salaires du secteur privé et semi—public—Indice trimestriel brut de base de l’ensemble des salaries (base 100 – June 2010), France (the “I.N.S.E.E. Index”) for the twelve (12) month period ending on the immediately preceding September 30, where the average percentage change shall be expressed as a decimal (e.g., a two percent average percentage change would be expressed as 0.02). The product so obtained (which may be a negative number if the I.N.S.E.E. Index has decreased on average during such period) shall be added to the API Price to determine the new API Price. Notwithstanding the foregoing, in no event will the API Price increase or decrease by [c.i.] per year due to any adjustment pursuant to this Section 3.1(b)(i).

(ii) Third Party Materials Price. Each January 31 during the Term, beginning on January 31, 2013, Novasep shall provide a report to Inspire detailing the price at which Novasep procured all Third Party Materials utilized in manufacturing the API that was delivered to Inspire during the immediately preceding year (and, in the case of the report provided on January 31, 2013, during the period between the Effective Date and January 1, 2012). If the average price for the Third Party Materials necessary to manufacture such API on a per-kg basis (the “Average Third Party Materials Price”) for the year immediately preceding the report has increased by in excess of [c.i.] over the Average Third Party Materials Price for the second preceding year (or, in the case of the report provided on January 31, 2013, over the Baseline Third Party Materials Price), then the API Price for Purchase Orders placed by Inspire during the then-current year shall be increased by an amount equal to such excess amount. If, however, the Average Third Party Materials Price for the year immediately preceding the report has decreased by in excess of [c.i.] below the Average Third Party Materials Price for the second preceding year (or, in the case of the report provided on January 31, 2013, below the Baseline Third Party Materials Price), then the API Price for Purchase Orders placed by Inspire during the then-current year shall be reduced by an amount equal to the absolute value of such excess amount.

(iii) Manufacturing Process Improvements.

(A) Each January 31 during the Term, beginning on January 31, 2012, Novasep shall provide to Inspire a detailed report, in a form reasonably satisfactory to Inspire, of all improvements made to the API manufacturing process during the immediately preceding year (or, in the case of the report provided on January 31, 2012, during the period between the Effective Date and January 1, 2012). Novasep shall include in each such report information necessary to support the calculation set forth in Schedule 3.1(b)(iii) or, for improvements described in Section 3.1(b)(iii)(C), an explanation of how such improvements reduce Novasep’s cost of manufacturing the API and a statement of the average amount by which such cost is reduced by such improvements on a per kilogram basis. The Parties shall discuss such reports in good faith.

(B) With respect to the manufacturing steps identified in Schedule 3.1(b)(iii) as “St 3 Brut,” “St 3 [c.i.]” and “St 3 [c.i.],” the amount by which Novasep’s cost of manufacturing the API has been reduced by such improvements on a per-kilogram basis (the “Improvement Amount”) for any improvements that reduce the respective duration of any such manufacturing step to a duration that is not lower than the duration identified as the “Original Proposal” for such manufacturing step in Schedule 3.1(b)(iii) shall be calculated using the applicable formula set forth in Schedule 3.1(b)(iii). For clarity, in the event that the duration of any other manufacturing step identified in Schedule 3.1(b)(iii) is reduced to an amount that is not lower than the duration identified as the “Original Proposal” for such manufacturing step in Schedule 3.1(b)(iii), such reduction in duration will not be considered for purposes of any reduction to the API Price pursuant to this Section 3.1(b)(iii).

(C) In the event that any improvement reduces the duration of any of the manufacturing steps identified in Schedule 3.1(b)(iii) below the duration identified as the “Original Proposal” for such manufacturing step in Schedule 3.1(b)(iii), the Parties shall determine the Improvement Amount for such improvement in good faith based on the report and discussions contemplated by Section 3.1(b)(iii)(A) above and an evaluation of the impact of such improvement when considered in the aggregate in light of the then-current duration of all of the manufacturing steps, using the table of durations set forth in Schedule 3.1(b)(iii).

[c.i.]

[c.i.]

(iv) Without limiting Section 8.2, Inspire shall have the right, in Inspire’s discretion and upon reasonable notice, to conduct such inspections and audits as it deems appropriate with respect to any manufacturing documentation (all documents and records related to the manufacture, generation, procurement, storage, testing, treatment, holding, transportation, distribution and other handling or receiving of the API, Inspire Materials and Third Party Materials) and related information concerning any adjustment to the API Price; provided, however, that Inspire shall not be entitled to inspect or audit Novasep’s financial data and records other than costs related to procurement of Third Party Materials and improvements to the manufacturing process.

(c) Reduction to API Price due to Third Party Materials Procured by Inspire. Notwithstanding anything to the contrary in this Agreement, if Novasep utilizes any Third Party Materials procured by Inspire or procured at Inspire’s expense, including without limitation any Third Party Technology Transfer Materials, in connection with the manufacture of API under this Agreement, the API Price for such API shall be reduced by the cost savings gained by Novasep as a result of Novasep not procuring such Third Party Materials at its own expense. Such cost savings shall be determined by the price at which Novasep is then procuring the applicable Third Party Materials from approved Third Party Suppliers or, if Novasep is not then procuring such materials, the price then quoted to Novasep by such Third Party Suppliers for such materials. For clarity, nothing in this Section 3.1(c) will relieve Novasep of any of its obligations with respect to Third Party Materials under Section 4.7.

3.2 Invoices. Novasep may invoice Inspire for API on API shipment (as per FCA terms). All invoices shall include the following: (i) ‘Invoice’ written on the top of the document, (ii) the date of the invoice, (iii) the number of the Purchase Order, (iv) an invoice number, (v) the quantity of API, (vi) the total amount being invoiced, and (vii) a reference to this Agreement, and shall be submitted to:

Inspire Pharmaceuticals, Inc. 4222 Emperor Boulevard, Suite 200 Durham, North Carolina 27703-8466 Attention: Accounts Payable Email: isphap@inspirepharm.com

3.3 Payment. Payments for API invoiced consistent with Section 3.2 above shall be due [c.i.] days from the receipt of the invoice, subject in each case to Inspire’s right to dispute invoice amounts and/or delay the payment of disputed invoices under this Agreement, including, without limitation, the rights set forth in Article V. Payments of invoices incorrectly addressed or from which any of the information required by Section 3.2 above has been omitted may take longer than [c.i.] days.

3.4 Payment Denominations. The API Price, all invoiced amounts and all payments to be made under this Agreement shall be in Euros.

3.5 Shipment; Title; Transport.

(a) General. All API shall be shipped FCA (as defined in INCOTERMS, 2000 edition, published by the International Chamber of Commerce, ICC Publication 560) the place (French port) named by Inspire for pickup by the carrier designated by Inspire, except with regard to title and risk of loss, which are described below in Section 3.5(b), the payment of taxes which is described below in Section 3.6 and the cost of freight and insurance. Cost of freight and insurance is included in the API Price and Novasep shall be responsible for the cost thereof. Novasep shall insure each shipment in a manner reasonably acceptable to Inspire. Novasep shall package the API for shipment (including but not limited to containers, packaging, container closure systems and labeling) in accordance with the API Specifications, Inspire’s instructions and its customary practices therefor. In the event of any conflict between Inspire’s packaging instructions and Novasep’s customary practices, the Parties shall endeavor in good faith to resolve such conflict as quickly as practicable. Novasep shall include the following with each shipment of the API: (i) the Purchase Order number; (ii) the lot and batch numbers; (iii) the quantity of the API; (iv) a copy of the applicable batch report; (v) the Certificates, as applicable; (vi) a copy of the Material Safety Data Sheet for the API; and (vii) such customs and other documentation as is necessary or appropriate. In the event that Inspire specifies a destination for shipment other than Inspire’s facilities, Novasep shall provide a copy of all such documents to Inspire contemporaneously with delivery of the API to the specified destination.

(b) Title/Risk of Loss. Title to and risk of loss for any API shall pass from Novasep to Inspire when such API is placed, cleared for export, into the custody of the carrier designated by Inspire at the location specified for delivery pursuant to Section 3.5(a), as evidenced by the carrier’s signature of appropriate and customary documentation for such purpose; provided, however, that nothing in this Article III shall in any manner limit Inspire’s rights under Article V. If any quantity of API is rejected by Inspire after receipt at the shipment destination under this Agreement, and such API is to be returned to Novasep, then title to and risk of loss for such rejected API shall pass from Inspire to Novasep when such API is placed in the possession of the carrier for return to Novasep or for shipment on behalf of Novasep to a destination designated by Novasep.

(c) Single Order. To the extent possible, API which is purchased pursuant to a single Purchase Order shall be delivered by Novasep in a single shipment, unless Inspire directs that such API should be delivered to more than one location. The Parties will discuss in good faith any associated requirements for packaging that differ from those set forth in the API Specifications, including without limitation any additional expenses of Novasep that would be incurred in connection with such packaging requirements.

(d) Shelf Life. Novasep shall deliver the API within [c.i.] after the manufacture date. The API shall have a shelf life equal to the shelf life approved for the API by FDA. For clarity, Novasep shall remain liable for the failure to meet the requirements of this Section 3.5(d) if any inventory hold or rejection by Inspire results in a finding of Nonconforming API and such hold or rejection causes the API not to meet such requirements.

3.6 Taxes.

(a) If the API is shipped to the U.S.A, Novasep shall pay and otherwise be responsible for all applicable sales, goods, services, transfer, value added and similar taxes in connection with any payment made by Inspire to Novasep pursuant to this Agreement. If the API is shipped to any other country at Inspire’s request, Inspire shall pay and otherwise be responsible for all applicable sales, goods, services, transfer, value added and similar taxes in connection with any payment made by Inspire to Novasep pursuant to this Agreement.

(b) Any income or other tax that one Party is required to withhold and pay on behalf of the other Party with respect to amounts payable under this Agreement shall be deducted from said amounts prior to payment to the other Party; provided, however, that in regard to any tax so deducted, the Party making the withholding shall give or cause to be given to the other Party such assistance as may reasonably be necessary to enable that other Party to claim exemption therefrom or credit therefor, and in each case shall furnish the Party on whose behalf amounts were withheld, proper evidence of the taxes paid on its behalf. Each Party shall comply with reasonable requests of the other Party to take any proper actions that may minimize any withholding obligation.

Article IV

Manufacture of API

4.1 General. Novasep shall manufacture, test, package, store, handle, label, release and deliver all API in accordance with the applicable Drug Applications, API Specifications, cGMPs, Legal Requirements, other specifications and quality control standards as the Parties may agree upon from time to time, and this Agreement and the Quality Agreement.

4.2 API Specification Changes.

(a) Inspire Requested Changes. Inspire shall be entitled to change the API Specifications from time to time upon prior consent of Novasep, which shall not be unreasonably withheld or delayed. If such consent is given by Novasep, Novasep shall make all revisions to the API Specifications requested by Inspire, in accordance with the Change Control Operating Procedures. Inspire retains the right and responsibility for final approval of the API Specifications. Except to the extent Inspire-requested changes are generally applicable to the Facility or Novasep’s manufacture of other products or as otherwise provided in Section 4.2(c) below, Inspire shall pay Novasep the documented reasonable amounts incurred in implementing a change to the API Specifications requested by Inspire under this Section 4.2(a). For all changes to the API Specifications requested by Inspire pursuant to this Section 4.2, Inspire shall, in its discretion, either (i) perform, or arrange for the performance of, all development work in connection therewith or (ii) have Novasep perform such development work at the Facility. Novasep agrees to use commercially reasonable efforts to minimize its costs associated with any API Specification change. At the request of Inspire, Novasep shall evaluate and specify the estimated costs and timing of potential revisions to the API Specifications.

(b) Novasep Changes. Novasep shall not make any revisions to the API Specifications without prior written consent of Inspire. All requests for revisions by Novasep and Inspire-approved revisions shall be made in accordance with the Change Control Operating Procedures. If the Parties implement a change in the API Specifications under this Section 4.2, they shall negotiate any changes in any affected Purchase Order to provide reasonable accommodation for changed circumstances. The costs of revisions requested by Novasep under this Section 4.2(b) and changes requested by Inspire that are generally applicable to the Facility or Novasep’s manufacture of other products shall be borne by Novasep without any increase in the API Price if subsequently sold to Inspire. Novasep shall be responsible for documenting all revisions to the API Specifications in accordance with the Change Control Operating Procedures, as applicable.

(c) Changes Mandated by Legal Requirements. Notwithstanding anything in subsections (a) and (b) of this Section 4.2 to the contrary, (i) Novasep may request or Inspire may require an API Specification change intended to maintain compliance with Legal Requirements, to bring the API Specifications into compliance with Legal Requirements or to accommodate the demands or requests of any Governmental Body; and (ii) the Parties shall bear equally the expense of any of such changes.

4.3 Change Control Operating Procedures. The Quality Agreement sets forth the procedures to be followed in the event either Inspire or Novasep desires to change any aspect of the process by which the API is manufactured, including but not limited to any change in the API Specifications (the “Change Control Operating Procedures”), and such written procedures shall be deemed a part of this Agreement and incorporated herein by reference, as if fully set forth herein. Any modification of the Change Control Operating Procedures shall be mutually agreed in writing by the Parties in accordance with the provisions of Section 15.8 below. Novasep shall not make any revisions to the API Specifications, and shall not implement any change in the manufacturing process for the API unless it has complied with the Change Control Operating Procedures. Without limiting the foregoing, Novasep shall not make any such revisions or implement any such changes without first obtaining the prior written consent of Inspire.

4.4 Storage, Handling and Disposal Obligations. When storing, handling and disposing of API, Third Party Materials, Inspire Materials, Nonconforming API, or API-derived wastes, Novasep shall comply with, and shall maintain all storage facilities in compliance with, the API Specifications, cGMPs, and Legal Requirements and the terms and conditions of this Agreement.

4.5 Validations and Stability Studies.

(a) Process Validation for Improved Manufacturing Processes. Novasep acknowledges that Inspire may from time to time pursue strategies for improving the manufacturing processes for the API. Inspire may elect upon written notice to Novasep to implement a manufacturing process improvement that Inspire reasonably determines in good faith results in a significant cost savings in the manufacture of the API. Novasep will use commercially reasonable efforts to establish and validate as soon as practical such manufacturing process improvement on substantially the same terms and conditions as were set forth in the Technology Transfer Agreement, notwithstanding anything to the contrary in Section 4.2.

(b) General. Without limiting the foregoing, Novasep shall perform at no additional cost to Inspire on an on-going basis all validations required by the applicable Drug Applications, the API Specifications, cGMPs or Legal Requirements in connection with the regular course of manufacturing the API for commercial supply.

(c) Duties. In performing its duties under this Section 4.5, Novasep shall perform the following tasks:

(i) prepare and provide to Inspire, in the format designated by Inspire, the data package for required regulatory submissions;

(ii) pull, store and analyze data and maintain, for periods of time acceptable to Inspire, a database containing applicable information;

(iii) notify Inspire promptly if any batch of API fails any stability tests, but in any event within not more than one (1) Business Day following Novasep’s confirmation of such failure in accordance with its customary practices; and

(iv) report to Inspire promptly, but within not more than five (5) Business Days, any significant atypical results, deviations or adverse trends exhibited during testing.

(d) Product Review. At Inspire’s request, (i) Novasep promptly shall meet with Inspire for the purpose of review of such matters related to manufacturing of the API as may be specified by Inspire, including discussing strategies for improving the product manufacturing processes, and (ii) Novasep shall prepare and provide to Inspire written product reviews documenting such matters at least annually.

4.6 Inspire Materials.

(a) General.

(i) Inspire or its designee shall supply Initial Materials to Novasep on a reasonably prompt basis for use in the manufacture of the API in quantities reasonably sufficient to meet the Firm Zone commitments set forth in Purchase Orders. Commencing in 2012, Inspire will use commercially reasonable efforts to provide Initial Materials at least [c.i.] days in advance of the applicable Delivery Date for the API for which such Initial Materials will be utilized. Prior to the delivery of any of such Initial Materials to Novasep, Inspire or its designee shall provide to Novasep a copy of the Material Safety Data Sheet for the Initial Materials, as currently in effect, and thereafter shall promptly provide any subsequent revisions thereto. Novasep acknowledges that the Material Safety Data Sheet has been generated by the Third Party supplier of the Initial Materials and that the accuracy thereof has not been independently confirmed by Inspire. Novasep accordingly agrees to exercise due care and judgment in storing, handling and using the Initial Materials. Without limiting the foregoing, Novasep shall be responsible for inspecting, testing and releasing Initial Materials as necessary to perform its manufacturing and related obligations in compliance with this Agreement. Novasep shall complete all necessary inspecting, testing and releasing of Initial Materials and notify Inspire of any materials not meeting applicable specifications within thirty (30) days of receipt thereof. Novasep shall not be responsible for a delay in delivery of API to the extent that such delay is caused by a failure of the Initial Materials to meet the applicable specifications.

(ii) All materials, including but not limited to, Initial Materials, samples and specimens, supplied by or on behalf of Inspire or its designees to Novasep, including derivatives thereof (collectively “Inspire Materials”), are and shall at all times remain the sole property of Inspire, whether such Inspire Materials remain unused or are contained in any work-in-process or finished product. Novasep shall handle, store, use and dispose of Inspire Materials in accordance with the Specifications, cGMPs, all applicable Legal Requirements and the terms and conditions of this Agreement. Novasep shall have responsibility for and bear the risk of loss of any Inspire Materials after receipt thereof by Novasep. Inspire Materials may only be used by Novasep for the manufacture of the API for Inspire as set forth herein and may not be provided to any Third Party other than a Subcontractor approved by Inspire pursuant to Section 15.7 solely for purposes of testing and releasing Inspire Materials as necessary to perform Novasep’s manufacturing and related obligations in compliance with this Agreement. Unless otherwise agreed in writing by Inspire, Novasep shall manufacture API using a target input of [c.i.] of Initial Materials (100% dCMP (2’-deoxycytidine 5’-monophosphate)) per batch of API.

(iii) Any and all Inspire Materials shall be returned to Inspire or its designees upon the earlier of (i) Inspire’s request or (ii) the termination or expiration of this Agreement. In the alternative, if Inspire requests that remaining Inspire Materials be destroyed, Novasep shall destroy such Inspire Materials at Inspire’s cost and certify in writing that such Inspire Materials have been destroyed in accordance with all Legal Requirements. In the event that Novasep loses, destroys or damages any Inspire Materials such that they cannot be used in connection with any API, or uses any Inspire Materials in the manufacture of Nonconforming API, Novasep shall reimburse Inspire, at Inspire’s option, for Inspire’s expenses that (a) were incurred in connection with procuring and shipping such Inspire Materials to Novasep or (b) are incurred in connection with procuring and shipping to Novasep Inspire Materials to replace such lost, destroyed or damaged Inspire Materials. In addition, in the event that Novasep loses, destroys or damages any API, Novasep shall reimburse Inspire in accordance with the immediately preceding sentence for the Inspire Materials consumed in the production of such API. Further, in the event of any Short Batch, Novasep shall reimburse Inspire in accordance with the second preceding sentence for the Inspire Materials that were consumed in the manufacture of such Short Batch but which did not result in production of API that is not Nonconforming API. The Parties will determine such amount of Initial Materials by (i) multiplying the then-applicable upper bound of the Target Consumption Range (e.g., [c.i.] Initial Materials per kg API as of the Effective Date) by the amount of API actually produced in such Short Batch and (ii) subtracting the product so obtained from the amount of Initial Materials that were actually consumed in the manufacture of such Short Batch. Novasep shall provide to Inspire quarterly reports of all Initial Materials in its possession.

(b) Initial Materials Consumption True-Up.

(i) On the first day of the third Calendar Quarter of each year during the Term, (A) Novasep shall provide a report to Inspire detailing for the immediately preceding calendar year: (1) a summary of the past year’s production history under this Agreement, including without limitation all batches of API produced (including Nonconforming API and Short Batches); (2) the total amount of Initial Materials (100% dCMP (2’-deoxycytidine 5’-monophosphate)) consumed in the manufacture under this Agreement of API delivered by Novasep to Inspire that is not Nonconforming API, excluding any Initial Materials consumed in the manufacture of any Short Batches (the “Consumption Amount”); and (3) the total amount of API delivered under this Agreement by Novasep to Inspire that is not Nonconforming API, excluding any Short Batches (the “Production Amount”), and (B) Inspire shall provide a report to Novasep detailing for the immediately preceding calendar year the average price at which Inspire procured the Initial Materials provided to Novasep for such manufacture on a per-kg basis (the “Average Initial Materials Price”). Without limiting Section 8.2, Inspire shall have the right, in Inspire’s discretion and upon reasonable notice, to conduct such inspections and audits as it deems appropriate with respect to any documentation and related information concerning any amounts of Initial Materials or API stated in the report provided by Novasep. If Novasep has good faith concerns regarding the report provided by Inspire, then upon reasonable notice, Novasep shall be permitted to have a representative audit Inspire’s records reflecting the price at which Inspire procured the applicable Initial Materials.

(ii) The Parties shall determine the consumption coefficient of Novasep’s use of Initial Materials in the manufacture of API for the calendar year immediately preceding the reports delivered pursuant to Section 4.6(b)(i) by dividing the Consumption Amount by the Production Amount (such quotient, the “Consumption Coefficient”), and the following shall apply:

(A) If the Consumption Coefficient is within the Target Consumption Range, then no further action will be taken pursuant to this Section 4.6(b)(ii) with respect to such calendar year;

(B) If the Consumption Coefficient is higher than the Target Consumption Range (i.e., is greater than the upper bound of the Target Consumption Range), then the Parties shall multiply the upper bound of the Target Consumption Range by the Production Amount to determine the highest amount of Initial Materials that were expected to have been consumed in the production of the Production Amount. The Parties shall subtract the amount so obtained from the Consumption Amount (in order to determine the amount of excess Initial Materials that were consumed in manufacturing above the Target Consumption Range) and then multiply the difference so obtained by the Average Initial Materials Price (the “Excess Initial Materials Cost”). Inspire shall be entitled to an immediate credit in an amount equal to [c.i.] of the Excess Initial Materials Cost; or

(C) If the Consumption Coefficient is lower than the Target Consumption Range (i.e., is less than the lower bound of the Target Consumption Range), then the Parties shall multiply the lower bound of the Target Consumption Range by the Production Amount to determine the lowest amount of Initial Materials that were expected to have been consumed in the production of the Production Amount. The Parties shall subtract the Consumption Amount from such amount (in order to determine the amount of Initial Materials that were saved in manufacturing below the Target Consumption Range) and then multiply the difference so obtained by the Average Initial Materials Price (the “Initial Materials Savings”). Novasep shall be entitled to a payment in an amount equal to [c.i.] of the Initial Materials Savings; provided that Inspire may offset against such payment obligation any credits or reimbursement amounts to which it is entitled under this Agreement.

(iii) Based on the reports delivered pursuant to Section 4.6(b)(i), the Parties shall discuss and determine in good faith whether an adjustment to the Target Consumption Range is appropriate. Novasep shall not reject unreasonably any adjustment to the Target Consumption Range proposed in good faith by Inspire based on actual data and results concerning the past two (2) years’ production history. Any such adjustment shall be set forth in a writing signed by each of the Parties.

4.7 Third Party Materials.

(a) General. Novasep shall be responsible for procuring, inspecting and releasing adequate Third Party Materials as necessary to meet the Firm Zone commitments set forth in Purchase Orders. Novasep will obtain Third Party Materials for API produced under this Agreement only from Third Party Suppliers named in the API Specifications, where applicable, and otherwise meeting the Specifications and approved in advance by Inspire. Novasep shall perform all testing of Third Party Materials required by the applicable API Specifications, cGMP, Legal Requirements, this Agreement and the Quality Agreement. All Third Party Technology Transfer Materials not utilized under the Technology Transfer Agreement shall be utilized on behalf of Inspire in accordance with the provisions of this Agreement concerning Third Party Materials.

(b) Audits/Assessments. Novasep shall be responsible for qualifying all Third Party Suppliers and periodically (i) performing assessments of each Third Party Supplier that provides UMP-2Na (uridine 5’-monophosphate), PPi-4Na (sodium pyrophosphate) or DPC (diphenyl phosphorochloridate), or any other key Third Party Materials specified as such in writing by Inspire after the Effective Date, including if necessary site audits, such assessments and audits being performed in accordance with Novasep’s existing procedures, and (ii) performing assessments (e.g., by written questionnaire or interview) of each Third Party Supplier that provides any other Third Party Materials, in each case to be used in the manufacture of the API, and Novasep shall provide a summary of deficiencies that may impact the quality of the Third Party Materials identified in connection with any such audit or assessment within thirty (30) days of the audit’s or assessment’s completion.

(c) Materials Certifications. Novasep shall prepare or cause to be prepared by its Third Party Suppliers all certifications as to any Third Party Materials required by cGMPs or Legal Requirements.

4.8 Existing Equipment. The Parties acknowledge that the Technology Transfer Agreement contained certain terms regarding the Existing Equipment that survive any termination or expiration of that Agreement. The Parties agree to comply with all such terms during the Term.

4.9 Quality Agreement. The “Quality Agreement” for the API is set forth as Schedule 4.9 to this Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, the provisions of this Agreement shall govern. References in any other provisions of this Agreement to the “Agreement” shall be deemed to include the Quality Agreement. Novasep and Inspire shall comply with the Quality Agreement in performing their activities under this Agreement.

4.10 Compliance Standards.

(a) Compliance with Specifications, cGMPs, and Legal Requirements. Novasep shall be responsible for identifying and implementing, in accordance with its obligations under Section 4.1, any actions required to bring Novasep into compliance with API Specifications, cGMPs, or Legal Requirements. Novasep shall implement any such changes as promptly as practicable (even if, in the case of cGMPs and Legal Requirements, a later effective date is specified), unless the effective date falls after a termination of this Agreement for which notice has been previously given.

(b) Compliance with Health, Safety and Environmental Guidelines. Inspire shall have the right to perform an environmental, health and safety (EHS) audit of Novasep’s Facility during business hours and upon at least [c.i.] Business Days’ notice to Novasep. Inspire may recommend corrective actions on the basis of such audit, and Novasep shall implement such corrective actions. The Parties will negotiate in good faith a reasonable timeline for implementation of such corrective actions, and Novasep shall not reject unreasonably any timeline proposed by Inspire. Notwithstanding the foregoing, Novasep is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Legal Requirements related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the API and taking any precautionary measures to protect its employees from any such hazards. Novasep shall ensure that all health, safety and environmental issues are handled by qualified professionals. In addition, Novasep shall comply with all applicable environmental rules, regulations, and statutes in connection with the disposal of waste generated by Novasep in connection with the manufacture of the API.

4.11 Technology Transfer. At any time during the Term or within one (1) year thereafter, upon Inspire’s request, Novasep shall assist Inspire to transfer promptly the API manufacturing process to any other facility or facilities selected by Inspire. For clarity, in the event that the facility or facilities selected by Inspire are owned or operated by a competitor of Novasep, Novasep shall not be required to communicate directly with such competitor in connection with Novasep’s performance of such technology transfer activities. Inspire shall reimburse Novasep for all documented direct costs and expenses properly and reasonably incurred by Novasep in connection with all such technology transfer activities requested by Inspire.

4.12 Sale of API. Beginning on the Effective Date and continuing until the date on which all of the following shall have occurred: (i) the termination or expiration of this Agreement; (ii) the receipt by any Third Party of all Consents required by FDA for marketing a Generic Equivalent in the United States for all indications for which a Product marketed by Inspire has received Consents required by FDA for marketing in the United States; and (iii) the first commercial sale to the general public of such Generic Equivalent in the United States, Novasep (whether on its own behalf or with or on behalf of any Person) shall not, and shall not permit any of its Affiliates to:

(a) carry on or be engaged, concerned, interested or in any way assist in the development or manufacture of, or sell, market, distribute or seek customers for or advertise, any API or Product or any generic versions of the API or Product;

(b) license, consent to or authorize or purport to license, consent to or authorize the doing or carrying out by any Person of any of the acts or matters referred to in subparagraph (a) above; or

(c) pursue any policy of doing or carrying out or of facilitating or bringing about the doing or carrying out by any Person of any of the acts or matters referred to in either of the subparagraphs (a) or (b) above, for example, by providing technological assistance, expertise, manufacturing or supplies to any Person.

After the occurrence of the event set forth in item (ii) above, the Parties agree to discuss in good faith the manufacture by Novasep, following the occurrence of the event set forth in item (iii), of API for any generic version of a Product.

Article V

Testing and Quality Assurance

5.1 Quality Assurance; Quality Control. Novasep shall implement and perform operating procedures and controls for sampling, stability and other testing of Third Party Materials, Inspire Materials and API, and for validation, documentation and release of the API and such other quality assurance and quality control procedures as required by the API Specifications, cGMPs, Legal Requirements, and this Agreement and the Quality Agreement. Without limiting the foregoing, Novasep shall maintain for a period of one (1) year after the expiration date of such API, or such longer period required by Legal Requirements, such quantities of the API from each batch of the API as are sufficient to conduct two full testings of the API in accordance with this Agreement.

5.2 Testing of API. Prior to release of the API, Novasep shall test the API in accordance with the testing procedures described in the (i) applicable Drug Applications, (ii) API Specifications, (iii) cGMPs, (iv) Legal Requirements, (v) those procedures and in-plant quality control checks applicable to any products manufactured or packaged by Novasep, and (vi) such other methods and procedures as agreed upon by the Parties from time to time. Novasep shall provide Inspire with a copy of the records pertaining to such testing, including the applicable master batch record and a copy of the applicable deviation or other investigatory report, if any, and any other information as requested by Inspire. Additionally, Novasep shall provide Inspire with a Certificate of Analysis and/or any other certificate required by any applicable Governmental Body for release of API (collectively, the “Certificates”) for each batch of API. Inspire shall be under no obligation to accept any shipment of API without the accompanying Certificates.

5.3 Inspire Holds and Rejections.

(a) General. Inspire may test or cause to be tested the API in accordance with Inspire’s customary procedures. At Inspire’s request, Novasep shall provide appropriate analytical reference standards for such testing to Inspire or its designee. Inspire shall notify Novasep of Inspire’s placing any quantity, batch or shipment (or part thereof) of API on hold for further investigation of a Nonconformity (as described below in Section 5.4) or reasonably suspected Nonconformity, or of Inspire’s rejection of any quantity, batch or shipment (or part thereof) of any API within sixty (60) days after receipt of such API by Inspire or Inspire’s designee; provided, however, that such period shall be extended for an additional [c.i.] day period in case of delays in testing caused by any Third Party that tests the API on Inspire’s behalf. Inspire’s notice shall state the basis for the hold or rejection. Failure to give notice within such sixty (60) day period (as such period may be extended pursuant to the preceding sentence) shall constitute acceptance of any such API; provided, however, that acceptance by Inspire shall not limit any right of Inspire or any obligation of Novasep with respect to any Nonconformity of the API, except to the extent of a Nonconformity of the API in existence at the time of Inspire’s acceptance that consists of a deviation from the acceptable limits set forth in the table entitled “INS37217 Manufacturing Specifications” in the API Specification that was not revealed to Inspire due to Inspire’s failure to perform or have a Third Party perform the testing set forth in such table. Notwithstanding the foregoing, if Inspire performs or has a Third Party perform such testing for a sample of the applicable API prior to acceptance and such testing does not reveal such deviation, then Novasep shall be fully responsible for any Nonconformity of such API unless it is shown that such deviation was not revealed due to improper performance of such testing by Inspire or such Third Party.

(b) Independent Testing. If the Parties disagree as to whether API is subject to a Nonconformity, Novasep’s and Inspire’s respective designees shall confer to review samples and/or batch records, as appropriate. If the disagreement is not resolved within thirty (30) days, then samples, batch records and other data relating to the quantity, batch or shipment (or part thereof) of API in dispute shall promptly be submitted for testing and evaluation to an independent Third Party (including a testing laboratory qualified to perform such testing using validated methods) approved in writing by the Parties. The findings of such independent Third Party shall be binding on the Parties, absent manifest error. In the event that Inspire and any licensee to which Inspire provided API disagree as to whether such API is subject to a Nonconformity and Inspire and such licensee submit such samples, batch records and other data for testing and evaluation to an independent Third Party, the findings of such independent Third Party shall be binding on the Parties, absent manifest error; provided that Novasep has approved such independent Third Party for performing such testing and evaluation. The Parties shall not unreasonably withhold or delay their approval of any such independent Third Party, and the Parties shall facilitate such testing and evaluation by promptly providing appropriate samples, batch records and other data for such purpose. The expenses incurred by the Parties for the testing and evaluation by the Third Party shall be borne (i) by Novasep if the finding of the independent Third Party is that the API is Nonconforming API, and (ii) by Inspire if the finding of the independent Third Party is that the API is not Nonconforming API.

(c) Interim Replacement. During the pendency of any dispute concerning whether API is subject to a Nonconformity, Novasep shall replace the quantity, batch or shipment (or part thereof) of API under dispute, at the request of Inspire. Such replacement API shall be ordered in accordance with Section 2.3. Novasep shall use best efforts to deliver such replacement API as soon as possible.

5.4 Nonconformity.

(a) Nonconformity. If either Party becomes aware or has a reasonable basis to believe that any quantity, batch or shipment (or part thereof) of API may have a Nonconformity, at any time regardless of the Delivery Date, the status of Novasep’s testing and quality assurance activities or of Inspire’s acceptance under Section 5.3 above, such Party promptly shall notify the other Party of such Nonconformity, but in any event within not more than one (1) Business Day of confirming such Nonconformity, or reasonable basis to believe that any quantity, batch or shipment (or part thereof) of API may have a Nonconformity, in accordance with such Party’s customary practices. “Nonconformity” means a product characteristic that (i) results from Novasep’s failure to manufacture, test, package, store, label, release or deliver API in accordance with the API Specifications, cGMPs, Legal Requirements, this Agreement or the Quality Agreement, (ii) causes any quantity, batch or shipment (or part thereof) of API to fail to conform to the API Specifications or Legal Requirements, or (iii) constitutes an adulteration within the meaning of applicable Legal Requirements (e.g., 21 U.S.C. § 351, as amended, including any rules and regulations promulgated thereunder, and any foreign equivalents of any of the foregoing). In the event of a Nonconformity or reasonably expected Nonconformity, the Parties shall immediately conduct an investigation in accordance with Section 5.8 below and, until resolution of the investigation, handle the API as provided in Section 5.4(b) below.

(b) API that May Be Subject to a Nonconformity. Any quantity, batch or shipment (or part thereof) of API that reasonably may be expected to be subject to a Nonconformity shall be handled as follows:

(i) Such API held in inventory at Novasep shall be placed on “hold” and shall not be shipped to Inspire or its designee, unless directed otherwise by Inspire;

(ii) Any such API shipped to Inspire or its designee and held in stock by Inspire or its designee shall maintain a “hold” or “unpassed” status, and shall not be released into passed inventory of Inspire or its designee until the Parties have completed any investigations pursuant to Section 5.8 and Inspire has approved the disposition of the API in writing; and

(iii) Payment for such API whether shipped or unshipped shall not be due from Inspire until the Parties have completed any investigations pursuant to Section 5.8 and Inspire has approved the disposition of the API in writing. For clarity, Inspire shall not be required to pay for any quantity, batch or shipment (or part thereof) of API that is Nonconforming API. If a portion of a batch or shipment of API has or is subject to a Nonconformity, but it cannot reasonably be determined which portion of such batch or shipment has the Nonconformity, then the entire batch or shipment shall be deemed to constitute Nonconforming API.

Upon learning of a Nonconformity or reasonably expected Nonconformity, Inspire may request that Novasep suspend production of the affected API at the Facility until the Parties mutually agree in writing that the cause of such Nonconformity or reasonably expected Nonconformity has been remedied or addressed. During the period from such request until such mutual agreement that such cause has been remedied or addressed, Inspire shall be relieved of all financial obligations associated with such affected API. If, despite Inspire’s request to suspend production of the affected API, Novasep elects to continue production thereof, then, notwithstanding anything to the contrary in this Agreement, Novasep also promptly shall reimburse Inspire for all costs and expenses of Inspire in connection with such continued production, including without limitation Inspire’s costs for providing any Inspire Materials utilized by Novasep.

5.5 Quantitative Deficiencies. In the event Inspire determines there is a quantitative deficiency in any shipment, with respect to the API volumes indicated on the applicable Purchase Order(s), Inspire may: (i) pay only for actual quantities delivered; and (ii) require Novasep to rectify any such deficiency by shipping the appropriate quantities of API to or as directed by Inspire, in which case Inspire shall be obligated to pay for any such additional quantities pursuant to the terms and conditions of this Agreement. Novasep shall use best efforts to rectify any such deficiency on a priority basis, and shall deliver such additional quantities of API as soon as possible.

5.6 Product Complaints. Any and all complaints of which Novasep becomes aware relating to the Product shall promptly be forwarded to Inspire’s Drug Safety Department, or any successor department specified by Inspire. Without limiting the foregoing, Novasep shall forward any such complaint that might be associated with an Adverse Event (as defined below in Section 5.7) no later than forty eight (48) hours following its receipt. Inspire shall promptly inform Novasep of any and all complaints that Inspire receives which implicate Novasep’s manufacturing or other processes at the Facility. Notification shall be given by telephone, with a facsimile confirmation immediately following.

5.7 Adverse Events. For the purposes of this Agreement, “Adverse Event” shall mean any adverse event associated with the use of the Product in humans, whether or not considered drug-related, including but not limited to “adverse event” as defined in International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) guidelines. Adverse Events shall include an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests. Adverse Events also shall include an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality which is or is thought by the reporter to be serious or associated with relevant clinical signs or symptoms, or any known instances of use of Product during pregnancy. With respect to Product, Novasep shall notify Inspire’s Drug Safety Department, or any successor department specified by Inspire, as soon as possible, but no later than forty eight (48) hours following its receipt, of information concerning a possible Adverse Event. Notification shall be given by telephone, with a facsimile confirmation immediately following.

Novasep shall provide to Inspire all the information Novasep has available concerning the Adverse Event and shall cooperate fully with any investigation conducted or directed by Inspire as set forth in Section 5.8 below. To the extent an Adverse Event of which Inspire becomes aware implicates Novasep’s manufacturing or other processes at the Facility, Inspire shall inform Novasep of such Adverse Event and shall disclose to Novasep any information Inspire has regarding that Adverse Event which implicates Novasep’s manufacturing or other processes at the Facility. Notification shall be given by telephone, with a facsimile confirmation immediately following.

5.8 Investigations; Novasep’s Obligations.

(a) General. The Parties shall investigate all reports of Nonconformity, Product complaints and any Adverse Events. The Parties shall act promptly and shall cooperate fully in such investigations.

(b) Direction. Inspire shall have the sole right, in its discretion to control and direct any or all aspects of an investigation conducted under this Section 5.8. Inspire shall advise Novasep from time to time throughout such investigation of Inspire’s intentions regarding control and direction of the investigation.

(c) Novasep’s Assistance. Upon written request by Inspire, Novasep shall provide all reasonably requested testing, assistance and information to Inspire in connection with an investigation of any Nonconformity, Product complaint or Adverse Event, including chemical/microbial analysis of complaint samples (if available), analysis of retained samples and review of batch documentation. Novasep shall have the right to conduct at its own expense any further tests it deems appropriate regarding such investigation provided that it shall share the results with Inspire.

(d) Reporting. Novasep shall provide to Inspire (i) a preliminary written report of its determinations and conclusions from any such investigation, testing or other requested assistance related to such investigation as soon as reasonably practicable, but in no event later than seven (7) days after the completion of such investigation, and (ii) preliminary samples (if available) of the affected API. Any final report regarding a Nonconformity shall be submitted by Novasep within thirty (30) days of the notification regarding that Nonconformity given under Section 5.4 above. Inspire shall provide to Novasep a written report of Inspire’s determinations and conclusions from any investigation, report, testing, or portions thereof, to the extent Inspire’s determination and conclusions implicate Novasep or Novasep’s manufacturing or other processes at the Facility. Each Party shall hold all communications related to such investigation, testing or other requested assistance in confidence, and those communications shall be subject to the terms of Article XII hereof.

(e) Costs of Investigations. Novasep shall reimburse Inspire for all reasonable costs and expenses incurred by Inspire in connection with an investigation of a Product complaint or Adverse Event caused by Nonconforming API in accordance with Section 5.11.

5.9 Certain Product Events.

(a) Notification and Cooperation. In the event Inspire shall be required (or shall voluntarily decide) to initiate a recall, withdrawal or field correction of, or field alert report or comparable report with respect to, Product, Inspire shall notify Novasep’s authorized quality assurance officer, and Novasep shall fully cooperate with Inspire to implement the same.

(b) Coordination of Efforts. In the event Novasep becomes aware of information that may warrant Inspire taking any action with respect to any Product, Novasep shall immediately provide Inspire with such information. The Parties shall cooperate with each other in determining the necessity and nature of such action; provided, however, that Novasep shall take no action to effect the same without the written concurrence of Inspire.

(c) Contacts and Statements. With respect to any recall, withdrawal, field correction, field alert report or comparable report with respect to Product, Inspire or its designee shall make all contacts with the applicable Governmental Body and shall be responsible for coordinating all of the necessary activities in connection with any such recall, withdrawal, field correction, field alert report or comparable report. Inspire or its designee shall make all statements to the media, including press releases and interviews for publication or broadcast. Novasep agrees to make no statement to the media, unless otherwise required by law and in any such event, Novasep shall collaborate with Inspire on the content of any such statement.

(d) Remedies. If any recall, withdrawal, field correction, field alert report or comparable report with respect to any Product is initiated because of Nonconforming API, or due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, or breach of representation or warranty by, Novasep, then Inspire shall, in addition to any other remedies available to it, be entitled to handle the affected Product and charges relating thereto as provided in Sections 5.10 and 5.11 below.

(e) Other Notice. Notwithstanding anything herein, Novasep agrees to notify Inspire as promptly as possible of any incident pertaining to the Product or API that would require notification to any Governmental Body, including but not limited to, fire, explosion, environmental event, serious injury or physical damage.

5.10 Disposition of Certain API. In the event that (i) any quantity of API is found to be Nonconforming API at any time or (ii) any recall, withdrawal, field correction, field alert report or comparable report or Third Party return of any Product is initiated because of Nonconforming API or due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, or breach of representation or warranty by, Novasep, then Inspire may, at Inspire’s discretion: (a) return the affected API to Novasep for rework, reprocessing, or destruction by Novasep at Novasep’s expense, if applicable; (b) require replacement of affected API by Novasep at Novasep’s expense; (c) in lieu of reworking, reprocessing and replacement by Novasep under subparts (a) and (b), require reimbursement or credit for the API Price paid for Nonconforming API in accordance with Section 5.11; (d) have the affected API and Product disposed of by a Third

Party designated by Inspire at Novasep’s expense; and/or (e) in lieu of reworking, reprocessing and replacement by Novasep under subparts (a) and (b), engage a Secondary Supplier to replace the affected API and the affected Product, in which case Novasep shall, in accordance with Section 5.11, reimburse Inspire for (1) the difference between the price paid to the Secondary Supplier for such API and the API Price, up to a maximum amount of [c.i.] of the applicable API Price and (2) subject to the limitation of liability set forth in Section 10.5, the price paid to the Secondary Supplier for such replacement Product. In connection with the destruction of API, Novasep, in the case of (a), and Inspire, in the case of (d), shall be solely responsible for compliance with all Legal Requirements in connection with the destruction and shall be liable for any Losses resulting from such destruction. Novasep shall use best efforts to perform any rework, reprocessing and replacement of affected API on a priority basis, and shall deliver such reworked, reprocessed or replacement API as soon as possible.

5.11 Credits. In the event that Novasep is obligated to Inspire pursuant to Section 5.10, Novasep shall, at Inspire’s discretion, reimburse or credit Inspire for documented administrative and other related costs incurred by Inspire or its licensees for such recall, withdrawal, field correction, field alert report or comparable report or Third Party return and disposition and replacement of Nonconforming API and Product, including but not limited to the API Price already paid by Inspire, the cost incurred by Inspire in providing any Inspire Materials included in such API to Novasep, the price paid by Inspire or its licensees for the manufacture of Product or any refund of the selling price of the Product (subject to the limitation of liability set forth in Section 10.5), any transportation, insurance charges and duties or taxes in connection with shipping the affected API or, subject to the limitation of liability set forth in Section 10.5, the affected Product to and from Novasep or Inspire, as applicable, any storage costs incurred by Inspire or its licensees in connection with the affected API or, subject to the limitation of liability set forth in Section 10.5, the affected Product, and costs and expenses incurred by Inspire or its licensees in connection with any investigations. Inspire shall provide Novasep with such documentation as Novasep may reasonably request to confirm any of the foregoing charges, costs or expenses. If there is outstanding credit to Inspire on the termination of this Agreement, Novasep shall reimburse Inspire for the amount of such credit within sixty (60) days after this Agreement is terminated.

Article VI

Regulatory Matters

6.1 Consents.

(a) Novasep shall prepare, and provide to Inspire for review and comment, all necessary documentation for any registrations of Novasep under applicable Legal Requirements as a manufacturer of active pharmaceutical ingredients, or as a site manufacturing the API, for incorporation in finished pharmaceutical products for commercial sale worldwide. Inspire may, in its discretion, handle or cause any agent or representative to handle the filing of such registrations relating to the API.

(b) Novasep shall obtain and hold all Consents required for the performance of its obligations under this Agreement. At all times, Novasep shall maintain and comply with all the Consents which may from time to time be required by any Governmental Body having jurisdiction with respect to Novasep’s manufacturing operations and facilities and otherwise to be obtained by Novasep to permit the performance of its then current obligations under this Agreement. Novasep shall bear all expenses incurred in connection with its obligations under this Section 6.1. In the event any Consent held by Novasep relating to the Facility or its ability to manufacture the API in accordance with this Agreement is hereafter suspended or revoked, or Novasep has material restrictions imposed upon it by any Governmental Body affecting the API or the Facility, Novasep shall immediately provide written notification to Inspire identifying such material restrictions, a schedule of compliance and such other information related thereto as is reasonably requested by Inspire. Without limiting the foregoing, Novasep will use best efforts to cooperate with Inspire in a reasonable and timely manner in preparation for pre-approval inspection of API manufacture at the Facility by any Governmental Body.

6.2 Compliance. In carrying out their respective obligations under this Agreement, the Parties shall comply in all respects with cGMPs, Legal Requirements, and the highest industry standards, as applicable to such Party, in effect from time to time.

6.3 Drug Application Documentation. Upon reasonable request from Novasep, Inspire shall provide Novasep with information regarding Drug Applications, or discrete sections thereof, to the extent available and necessary for Novasep to perform its obligations under this Agreement; provided, however, that information provided hereunder shall not be provided or disclosed to any other party without Inspire’s prior consent. In the event that any Governmental Body makes an inquiry of or provides any information to Novasep that is or may be related to a Drug Application, Novasep shall promptly forward such inquiry or information to Inspire.

6.4 Regulatory Changes. The Parties will promptly notify each other of any material revisions, amendment of or additions to cGMPs and will confer with each other with respect to the best means to comply with such requirements.

6.5 Regulatory Inspections.

(a) Procedures. If Novasep is notified that API or the portion of the Facility relating to the supply of API will be subject to an inspection by any Governmental Body, Novasep shall:

(i) within three (3) Business Days of receiving such notice, advise Inspire by telephone and facsimile and provide all relevant information known to Novasep regarding such investigation;

(ii) Fully cooperate with and allow any such inspection to the extent required by Legal Requirements;

(iii) All inquiries related to API, Product, any Drug Application or Inspire’s Confidential Information covered by Article XII of this Agreement shall be directed to Inspire, and Inspire and its licensees shall have the right to be present at any inspection involving the API; and

(iv) Promptly send Inspire a copy of any inspection report observations issued by any Governmental Body directly or indirectly related to the manufacture, generation, processing, storage, transportation, distribution, treatment, disposal or other management of API, Inspire Materials or Third Party Materials as well as responses to any inspection reports prepared in accordance with this Section 6.5.

Notwithstanding the foregoing provisions of this Section 6.5(a), nothing shall require Novasep to disclose information to Inspire specifically relating to any other customer of Novasep or those customer’s products to which the inspection relates.

(b) Notification. If any Governmental Body shall take any action which shall require a response or action by Novasep with respect to API, Product, API Specifications, Inspire Materials, Third Party Materials, the Facility, or any operating procedure affecting the API, Novasep agrees immediately to notify Inspire of the required response or action and, in the case of API, Product and/or API Specifications, shall proceed with such response or action, but only with the prior advice and written consent of Inspire, which shall not be unreasonably withheld. Notwithstanding anything contained in this Agreement to the contrary, Novasep shall not initiate or participate in any communications with any Governmental Body concerning the API, Product or the API Specification unless required to do so by Legal Requirements or requested to do so by Inspire and only after consultation with Inspire.

6.6 Other Regulatory Matters. Novasep shall provide to each Governmental Body and, at Inspire’s request, shall provide to Inspire, all documents and information requested by each such Governmental Body in support of Novasep’s and Inspire’s regulatory filings. Novasep hereby grants Inspire and its licensees the right to cross-reference all filings held in Novasep’s name with any applicable Governmental Body that are reasonably necessary in connection with Inspire’s or its licensees’ obtaining and maintaining marketing approval for the API or the Product. Copies of all documents to be provided to any Governmental Body shall be provided to Inspire at least five (5) Business Days in advance of delivery to such Governmental Body, if possible, or otherwise as soon as practicable thereafter.

Article VII

Intellectual Property

7.1 Ownership.

(a) Inspire Ownership. Novasep acknowledges and agrees that, as between Inspire and Novasep, Inspire owns all rights in and to the Inspire Intellectual Property and the API Technology Transfer Developments, including all Intellectual Property rights in and to the API, Product, the Drug Applications, the Technology Transfer Data and documentation, specifications and processes associated with the API and Product. In particular, Novasep acknowledges and agrees that (i) all of the API Specifications contain valuable trade secrets and Inspire Confidential Information and are and shall remain the copyrighted works of Inspire; and (ii) all of the patents, trademarks and software files owned by Inspire which apply to the manufacture, use or sale of API and Product are and shall remain Inspire Intellectual Property or API Technology Transfer Developments owned by Inspire, as applicable. Except as expressly provided in Section 7.3 below, nothing in this Agreement shall be deemed to transfer or convey, expressly or by implication, any Inspire Rights to Novasep.

(b) Novasep Ownership. Inspire acknowledges and agrees that Novasep owns all rights in and to the Novasep Intellectual Property. Notwithstanding the foregoing, and for clarity, nothing in this Agreement shall be construed as limiting any rights granted to Inspire under the Licensed Novasep Rights pursuant to the Technology Transfer Agreement. Novasep may not implement or use any Novasep Intellectual Property in a manner that would require a change to the API Specifications, or in a manner in which the compliance of the API with cGMPs or Legal Requirements would become dependent upon such Novasep Intellectual Property, without the prior written consent of Inspire with respect to such implementation or use. In the event that Novasep implements or uses any Novasep Intellectual Property in such a manner without the prior written approval of Inspire, Novasep hereby grants to Inspire and Inspire Affiliates a non-exclusive, irrevocable, royalty-free, worldwide, fully sublicensable, perpetual license to use such Novasep Intellectual Property in connection with the API and Product and their manufacture.

7.2 New Developments.

(a) API/Product Developments. All Intellectual Property relating to API or Product or the development or manufacture of API or Product, or that utilizes or is based on any Inspire Rights or Inspire Confidential Information, that is conceived, reduced to practice, authored, or otherwise invented, discovered, generated or developed in whole or in part in the course of activities under this Agreement, whether patentable or not, and any authorship of works relating to the API or Product, including but not limited to any trademarks, trade dress, trade secrets or copyrights, shall be “API/Product Developments.”

(b) Ownership of API/Product Developments. Without payment to Novasep and subject only to the rights and licenses granted in Section 7.3 below, Inspire shall own all right, title and interest in and to all API/Product Developments, whether made, conceived, reduced to practice, authored or otherwise invented, discovered, generated or developed solely by or on behalf of Novasep or Inspire, or jointly by or on behalf of Novasep and Inspire, and all rights to Intellectual Property arising therefrom. Novasep will, and hereby does, assign to Inspire all of its rights, title and interest in and to API/Product Developments and rights to Intellectual Property arising therefrom. Novasep will provide reasonable assistance to Inspire (and shall cause its employees, Affiliates and Subcontractors to do so as well), at Inspire’s expense, in obtaining, enforcing, and defending Inspire’s ownership of the API/Product Developments and appurtenant rights to Intellectual Property. Novasep shall ensure that each of Novasep’s employees, Affiliates and Subcontractors under this Agreement shall have in place a binding agreement that assigns to the fullest extent possible all Intellectual Property rights arising from their activities to Novasep (for further allocation as specified in this Agreement). Novasep promptly shall inform Inspire in writing of all API/Product Developments and provide Inspire with all written materials related to such API/Product Developments and, at the request of Inspire, will meet with Inspire to discuss activities conducted under this Agreement in order to identify any API/Product

Developments. Novasep may not disclose, implement or use any API/Product Development without the prior written consent of Inspire.

(c) Patents. Notwithstanding any obligation of confidentiality between Novasep and Inspire under Section 12.3 hereto or any other agreement, Inspire, at its own expense, may elect to file and prosecute appropriate patent applications and maintain patents issuing therefrom covering such API/Product Development. Upon Inspire’s reasonable request and at its expense, Novasep shall take such reasonable actions as Inspire deems necessary or appropriate to assist Inspire in obtaining patent or other proprietary protection in Inspire’s name with respect to all API/Product Developments.

7.3 Grant of Licenses. Subject to the terms and conditions of this Agreement, Inspire hereby grants Novasep a non-exclusive, non-transferable, non-sublicensable license to use the Inspire Intellectual Property, the API Technology Transfer Developments and the API/Product Developments (collectively, the “Inspire Rights”) solely to the extent necessary to perform Novasep’s obligations under this Agreement. The license granted in this Section 7.3 shall be referred to as the “Inspire License.” Novasep shall have no right or license to make, manufacture, supply, distribute or sell API or Product or use the Inspire License for any other purpose other than as necessary to perform its obligations under this Agreement. The Inspire License shall immediately terminate at the expiration or termination of this Agreement. Novasep agrees to comply with all restrictions or other terms and conditions contained in any agreements or licenses with Third Parties related to the Inspire License of which Novasep has been given written notice. No license rights shall be created hereunder by implication, estoppel, or otherwise.

7.4 Infringement. Novasep shall promptly notify Inspire of any suspected or threatened infringement, misappropriation or other unauthorized use of Intellectual Property licensed by Inspire to Novasep under this Agreement that comes to Novasep’s attention. The notice shall set forth the facts of such suspected or threatened infringement in reasonable detail. Inspire shall have the sole right, but not the obligation, to institute, prosecute and control, at its expense, any action or proceeding against the Third Party infringer of such Intellectual Property. If Inspire institutes an action against such infringer, Novasep shall give Inspire reasonable assistance and authority to control, file and prosecute the suit as necessary at Inspire’s expense. Inspire shall retain any damages or other monetary awards that it recovers in pursuing any action under this Section 7.4.

7.5 Data. As between Novasep and Inspire, Inspire shall be and remain the sole and exclusive owner of any and all data and information, in any form, relating to: (i) the business of Inspire; (ii) licensees, customers and suppliers of Inspire, as it relates to the API and Product; (iii) the API and the Product, and the development and manufacture thereof, including any API/Product Developments; and (iv) any Inspire Rights (collectively, the “Data”). For clarity, the Data include all Technology Transfer Data. Further, the Data shall include current, historical, archived and outcomes information regarding the API, whether or not present at the Facility or in electronic or hard-copy form. Inspire shall own all Intellectual Property rights that may subsist in the Data, and Novasep will assign, and hereby assigns, any such rights to Inspire. Novasep agrees to access, use and disclose the Data only as and to the extent necessary and appropriate for the performance of its obligations under this Agreement.

Article VIII

Information; Access; Audit Rights

8.1 Provision of Information. Novasep shall provide to Inspire copies (in electronic or hard-copy form, as requested by Inspire) of or access to all Data and any other information or data generated, obtained or otherwise required to be maintained during the Term of this Agreement as may be reasonably requested from time to time by Inspire, including copies of all original French documents from which English documents were prepared. Novasep shall provide final reports for batch failures, including recommendation for API disposition for all investigations involving (i) foreign matter or particulate contamination; or (ii) any test results indicating non-compliance with the applicable Drug Applications, cGMP, compendial requirements or the API Specifications. Annually, Novasep shall prepare and submit to Inspire a report on (i) packaging changes; (ii) process changes; (iii) changes in testing methods performed pursuant to Article V hereof; (iv) changes in API Specifications; (v) batches of API reworked; (vi) batches of API rejected; and (vii) any other discrepancies that require reporting pursuant to cGMP or Legal Requirements.

8.2 Audit and Inspection Rights. During the Term of this Agreement and thereafter during any applicable records retention period(s) under Section 8.3, Inspire representatives and representatives of Inspire’s assignees and licensees related to the API or the Product (collectively, “Audit Representatives”) shall have the right, in Inspire’s and its assignees’ and licensees’ discretion, to audit and inspect those portions of the Facility (or the facility of a Third Party Supplier, Affiliate or Subcontractor, as the case may be) used in, and all documents and records related to, the manufacture, generation, procurement, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the API, Inspire Materials and Third Party Materials. Audit Representatives shall have the right to audit and inspect all inventory of API, works-in-process, Inspire Materials and Third Party Materials contained at the Facility (or the facility of a Third Party Supplier, Affiliate or Subcontractor, as the case may be). Novasep agrees to cooperate and assist Inspire, its assignees and licensees (and to require any Third Party Supplier, Affiliate or Subcontractor to cooperate and assist Inspire, its assignees and licensees) in connection with any audits or inspections pursuant to this Section 8.2. Audits or inspections under this Section 8.2 shall occur during business hours and shall be scheduled by Audit Representatives at least fifteen (15) Business Days in advance; provided, however, that in the event of an Adverse Event or any proposed or actual inspection by the FDA or other Governmental Body (whether of Novasep or a Third Party Supplier, Affiliate or Subcontractor) or other similar event or emergency involving any API, Inspire Materials or Third Party Materials (each, a “Material Event”), Audit Representatives shall have the right at any time, upon written notice to Novasep (or any Third Party Supplier, Affiliate or Subcontractor) of two (2) Business Days, to conduct an audit or inspection of those affected portions of the Facility (or the facility of such Third Party Supplier, Affiliate or Subcontractor, as the case may be) used in the manufacture, generation, procurement, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of API, Inspire Materials and Third Party Materials. Novasep shall ensure that the Audit Representatives have access to each Third Party Supplier’s, Affiliate’s and Subcontractor’s facilities in the manner set forth in this Section 8.2.

8.3 Records Retention. Novasep shall, and shall require Third Party Suppliers, Affiliates and Subcontractors to, maintain, in accordance with and for the period required under the applicable Drug Application, cGMPs, and Legal Requirements, or any longer period specified in the Quality Agreement, complete and systematic records pertaining to all activities in connection with, and facilities used for, the manufacture, generation, procurement, storage, processing, testing, treatment, packaging, labeling, holding, transportation, distribution, or other handling or receiving of the API, Third Party Materials and Inspire Materials. Novasep shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by it of API and the procurement of Third Party Materials hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of payment obligations set forth in this Agreement. Such records related to verification of payment obligations shall be maintained for a period of five (5) years from the end of each year to which it relates.

8.4 Inspire Representatives. Inspire shall be allowed to have, at its cost, representatives of Inspire at the Facility during the Term, escorted by Novasep personnel, with reasonable access to the Facility for the purpose of observing, reporting on, and consulting as to such services, including review of Novasep’s safety and quality procedures, plans and implementation, provided that the Parties shall use reasonable efforts to ensure that such visits shall not unreasonably disturb Novasep’s activities. Novasep will reasonably cooperate in enabling (e.g., providing necessary training to allow for compliance with Novasep procedures) such representatives of Inspire to carry out their responsibilities, including by making adequate temporary desk space, knowledgeable personnel and other reasonable resources available to such representatives during the periods they are working at the Facility. Inspire and Novasep shall discuss the results of any review by Inspire and agree upon any modifications required to produce API in accordance with the API Specifications, cGMPs, Legal Requirements, the Quality Agreement and this Agreement. Inspire acknowledges that certain portions of the Facility will not be accessible at times due to the confidential requirements of Novasep’s other customers.

Article IX

Representations and Warranties

9.1 Representations and Warranties of Novasep. Novasep represents and warrants to Inspire that:

(a) Compliance. The manufacture, generation, processing, distribution, transport, treatment, storage, disposal and other handling of any Third Party Materials, Inspire Materials and API by Novasep shall be in accordance with and conform to the API Specifications, cGMPs, all Legal Requirements and the Quality Agreement, and Novasep’s activities related to the API shall be in compliance with Section 4.1. The API shall comply with the applicable Drug Applications, cGMPs, API Specifications and Legal Requirements; shall be free from defects in materials and workmanship; and shall not be adulterated or misbranded within the meaning of applicable Legal Requirements (e.g., 21 U.S.C. §§ 351 and 352, as amended, including any rules and regulations promulgated thereunder, and any foreign equivalents of any of the foregoing).

(b) Status; Enforceability. Novasep is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by Novasep has been duly authorized by all requisite corporate action; this Agreement constitutes a legal, valid and binding obligation of Novasep, enforceable against Novasep in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Novasep will not violate or conflict with any other agreement or instrument to which Novasep is a party.

(c) Ability to Perform under the Agreement. Novasep has allocated and will allocate equipment, production lines, staffing, physical space and other resources sufficient to manufacture the quantities of API required by Inspire pursuant to this Agreement. Novasep shall ensure that the API and the services under this Agreement are performed in a competent, professional, workmanlike and timely manner by qualified personnel in conformance with cGMP, Legal Requirements, the standard of care usually and reasonably expected in the performance of such services, the Quality Agreement, this Agreement and the applicable Purchase Order.

(d) Certain Persons. Novasep has not used, and will not use, in any capacity associated with or related to the manufacture of the API, the services of any Persons who have been, or are in the process of being, (i) debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Legal Requirements, or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other health care program. Furthermore, neither Novasep nor any of its officers, employees, or consultants has been convicted of an offense under (x) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval or suspension, (y) any other law cited in any comparable Legal Requirements as a ground for debarment, denial of approval or suspension. Novasep shall notify Inspire immediately upon learning of any circumstance that would cause this certification under this Section 9.1(d) to become false or inaccurate.

(e) Regulatory Consents. Novasep has, and will maintain and comply with, all Consents necessary in performance of its obligations hereunder and the manufacture of the API for incorporation in finished pharmaceutical products for commercial sale worldwide.

(f) Maintenance of Facility. During the Term of this Agreement, Novasep shall maintain the Facility, the equipment used to manufacture the API, Intellectual Property rights, and any applicable contracts necessary to manufacture the API in accordance with the API Specifications, Legal Requirements, cGMPs, the Quality Agreement and Novasep’s standard operating procedures.

(g) Negative Pledge. Novasep shall not pledge or otherwise transfer, without Inspire’s prior written consent, any work-in-process or finished goods inventory of API, Third Party Materials or Inspire Materials, other than to Inspire as expressly provided in this Agreement. The transfer of the API by Novasep to Inspire is and shall be rightful and free and clear of any liens or encumbrances.

(h) Security Measures. Novasep shall maintain reasonable security policies at the Facility and shall use commercially reasonable efforts to have security measures in place to protect the integrity of the API, Inspire Materials, Third Party Materials, Data and works-in-process at the Facility.

(i) No Litigation. There is no claim, suit, proceeding, or other investigation pending, or to the knowledge of Novasep, threatened, which is likely to prevent or materially affect Novasep’s ability to perform its obligations hereunder.

(j) Non-infringement. To Novasep’s best knowledge, Novasep’s performance of its obligations under this Agreement will not infringe upon, nor cause Inspire’s or its licensees’ use of the API to infringe upon, the Intellectual Property rights of any Third Party.

(k) Equipment. The equipment used in the production of the API, including the Existing Equipment, will be adequate to timely produce (in accordance with cGMPs, Legal Requirements and other agreed Inspire requirements) API, in the amounts required pursuant to Section 9.1(m) below, that consistently meets or exceeds the final API Specifications and otherwise complies with this Agreement. All such equipment will be in good operating condition and will be maintained in good operating condition for the Term.

(l) Potential Contaminants. Novasep will not manufacture, store or process any Inspire Materials, Third Party Materials or API in the same building in which, or using the same equipment on which, Novasep manufactures, stores or processes, or has at any time manufactured, stored or processed, known cytotoxic or genotoxic compounds, pesticides, or beta lactams (collectively, “Potential Contaminants”). Without limiting the foregoing, Novasep will promptly notify Inspire if any Potential Contaminants are manufactured, processed or stored in any portion of the Facility which may result in the introduction of Potential Contaminants into the areas of the Facility where Novasep manufactures, processes or stores Inspire Materials, Third Party Materials or API.

(m) Novasep’s Minimum Capacity. Except as set forth otherwise in Section 2.5, Novasep shall maintain at all times during the Term the capacity to supply no less than 1000 kg of API to Inspire each calendar year.

9.2 Representations and Warranties of Inspire. Inspire represents and warrants to Novasep that:

(a) Status; Enforceability. Inspire is a validly existing corporation in good standing under the laws of Delaware; the execution, delivery and performance of this Agreement by Inspire has been duly authorized by all requisite corporate action; this Agreement constitutes the legal, valid and binding obligation of Inspire, enforceable against Inspire in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by Inspire will not violate or conflict with any other agreement or instrument to which Inspire is a party.

(b) Intellectual Property. To Inspire’s knowledge as of the Effective Date, Inspire has the authority to provide the Inspire Intellectual Property and the Inspire Materials to Novasep under this Agreement and to authorize Novasep to utilize the Inspire Intellectual Property and the Inspire Materials in accordance with this Agreement.

(c) No Litigation. As of the Effective Date, there is no claim, suit, proceeding, or other investigation pending, or to the knowledge of Inspire, threatened in writing, which is likely to prevent or materially affect Inspire’s ability to perform its obligations hereunder.

9.3 No Other Warranties. Other than as specifically set forth in Sections 9.1 and 9.2, each Party hereby expressly excludes and disclaims all other warranties (whether implied or express), including, without limitation: (i) any warranty of merchantability of the API or the Product; or (ii) any warranty of fitness of the API supplied under this Agreement for the particular purpose for which Inspire intends to use it. For clarity, nothing in this Article IX, including without limitation this Section 9.3, shall restrict or limit in any manner any covenant or obligation of either Party set forth in any other provision of this Agreement.

Article X

Liability and Indemnification

10.1 Indemnity by Novasep. Novasep shall defend, indemnify, and hold harmless Inspire and Inspire’s Affiliates and licensees and distributors and its and their respective directors, officers, employees and agents from and against all Losses to the extent arising out of or resulting from (a) any breach, nonperformance or failure to comply with any of Novasep’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; (b) negligence, recklessness, gross negligence or wrongful intentional acts or omissions by, or strict liability of, Novasep or Novasep Affiliates, their respective directors, officers, employees, agents or Subcontractors; or (c) Novasep Intellectual Property infringing upon the intellectual property or proprietary rights of any Third Party; provided that the foregoing indemnification obligation shall not apply to the extent that a Loss is a result of any matter for which Inspire is obligated to indemnify Novasep pursuant to Section 10.2.

10.2 Indemnity by Inspire. Inspire shall defend, indemnify, and hold harmless Novasep and Novasep’s Affiliates and its and their respective directors, officers, employees and agents from and against all Losses to the extent arising out of or resulting from (a) any breach, nonperformance or failure to comply with any of Inspire’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; (b) recklessness or gross negligence or wrongful intentional acts or omissions by Inspire or Inspire Affiliates, their respective directors, officers, employees or agents; or (c) Inspire Intellectual Property (excluding any Data provided, made available or generated by Novasep) infringing upon the intellectual property or proprietary rights of any Third Party; provided that the foregoing indemnification obligation shall not apply to the extent that a Loss is a result of any matter for which Novasep is obligated to indemnify Inspire pursuant to Section 10.1.

10.3 Procedures. Any person that may be entitled to indemnification under this Agreement (an “Indemnified Party”) shall give written notice to the Person obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification will be based. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right to undertake the defense of any such claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the

Indemnifying Party at the Indemnifying Party’s expense. If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall obtain the written consent of the Indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or if the Indemnified Party may reasonably object to such disposition of such claim based on a continuing adverse effect on the Indemnified Party.

10.4 Liability Exclusion of Novasep and Inspire. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS ARISING OUT OF ANY TERMS OR CONDITIONS IN THIS AGREEMENT OR WITH RESPECT TO THE PERFORMANCE THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE LIMITATION OF LIABILITY IN THIS SECTION 10.4 SHALL NOT BE CONSTRUED TO LIMIT (I) EITHER PARTY’S LIABILITY FOR THE RECKLESSNESS, GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS OF IT OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS, (II) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 10.1 OR 10.2, (III) NOVASEP’S LIABILITY FOR BREACH OF SECTION 4.12 OR ARTICLE XII, (IV) ANY CLAIM BY INSPIRE FOR ANY EXPENSES, PENALTIES OR FINES INCURRED BY INSPIRE RELATED TO ANY INVESTIGATION OR INQUIRY BY ANY GOVERNMENTAL BODY, OR FOR ANY EXPENSES OR PENALTIES INCURRED BY INSPIRE UNDER ANY AGREEMENT WITH A THIRD PARTY, IN EACH CASE ARISING OUT OF OR RESULTING FROM ANY NONCONFORMING API OR NEGLIGENCE OR STRICT LIABILITY OF, OR ANY BREACH OF THIS AGREEMENT BY, NOVASEP OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS; OR (V) ANY RIGHT OR REMEDY EXPRESSLY PROVIDED FOR INSPIRE UNDER SECTIONS 2.3(a), 4.6, 5.4(b), 5.8(e), 5.9(d), 5.10, 5.11 OR 14.9.

10.5 Liability Limitation of Novasep. The global maximum liability of Novasep under this Agreement with respect to any calendar year shall be in any case limited to [c.i.]. Notwithstanding anything to the contrary in this Agreement, the limitation of liability set forth in this Section 10.5 shall not apply: (i) to Novasep’s liability for claims under Section 10.1(a) or 10.1(b) related to bodily harm or bodily injury to any person caused by any API or Product, (ii) to Novasep’s liability for claims under Section 10.1(c), (iii) to Novasep’s liability for claims under Section 5.11 (except as expressly stated otherwise in such Section), (iv) to Novasep’s liability for breach of Section 4.12 or Article XII, or (v) in the event of Novasep’s recklessness, gross negligence or wrongful intentional acts or omissions.

Article XI

Insurance

11.1 Coverage Requirements. Novasep shall maintain in full force and effect during the Term of this Agreement and for a period of three (3) years after expiration or termination of this Agreement, worker’s compensation, property, general liability, and product liability insurance coverage in such amounts and with such scope of coverages as are adequate to cover Novasep’s obligations under this Agreement and as are customary in the industry for companies of like size and activities and taking into account the nature of the API and Product to be manufactured under this Agreement. Without limiting any of the foregoing, such insurance shall include coverage for all works-in-process, Inspire Materials and API in Novasep’s possession; such policy(ies) shall include the replacement cost of Novasep’s inventories and the value added to the API by Novasep. Novasep shall name Inspire as an additional insured upon any of its insurance policies required by this Section 11.1 within three (3) months after the Effective Date. Novasep shall provide evidence of such insurance to Inspire upon Inspire’s request and ensure that Inspire will receive no less than thirty (30) days notice of any cancellation or non-renewal in the policy(ies) or change in the policy(ies) causing them not to comply with this Section 11.1.

Article XII

Confidentiality

12.1 Definition of “Inspire Confidential Information”. As used herein, the term “Inspire Confidential Information” shall mean all confidential business and technical communications, documents and other information, whether in written, oral or other form, which Inspire or an Inspire Affiliate furnishes or discloses to Novasep or which Novasep otherwise learns in connection with the negotiation or performance of this Agreement (whether relating to Inspire, an Inspire Affiliate or any Third Party for which Inspire has an obligation of confidentiality), including the terms of this Agreement and any information furnished, disclosed or learned prior to the Effective Date (including any such information that was subject to the Technology Transfer Agreement). Novasep represents and warrants that prior to the Effective Date, it has not used or disclosed to any Third Party any Inspire Confidential Information, except as would be permitted hereunder.

12.2 Definition of “Novasep Confidential Information”. As used herein, the term “Novasep Confidential Information” shall mean all confidential business and technical communications, documents or other information, in each case not constituting Inspire Rights or Data, whether in written, oral or other form, of Novasep or a Novasep Affiliate that are disclosed to Inspire by Novasep or a Novasep Affiliate or Inspire otherwise learns in connection with the negotiation or performance of this Agreement; provided, however, that all information relating solely to the API shall be Inspire Confidential Information. Inspire agrees that the provisions of this Agreement shall apply to all Novasep Confidential Information disclosed by Novasep or any

Novasep Affiliate or learned by Inspire prior to the Effective Date (including any such information that was subject to the Technology Transfer Agreement).

12.3 Treatment of Confidential Information. Both during the Term of this Agreement and thereafter, Inspire Confidential Information and Novasep Confidential Information (collectively for this Section 12.3 “Confidential Information”) shall be treated in accordance with the requirements of this Article XII.

(a) Nondisclosure and Non-Use. A Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except, in the case of Inspire, for disclosures to Inspire’s actual and potential licensees and commercial partners for the Product who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article XII; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement.

(b) Exceptions. Notwithstanding any other provision of this Agreement, the receiving Party may disclose Confidential Information of the disclosing Party to a Third Party: (i) to the extent and to the Persons as required by an applicable law, rule, regulation, legal process or court order, or an applicable disclosure requirement of any Governmental Body, the U.S. Securities and Exchange Commission, the Nasdaq market or any other securities exchange or market; or (ii) to the extent necessary to exercise the rights granted to the receiving Party under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation or otherwise establishing rights or enforcing obligations under this Agreement, or conducting clinical trials or seeking regulatory approval of the Product; provided, however, that the receiving Party shall first have given prompt notice to the disclosing Party to enable the disclosing Party to seek any available exemptions from or limitations on any applicable disclosure requirement and shall reasonably cooperate in such efforts by the disclosing Party.

(c) Terms of Agreement. The Parties agree that the existence of and the material terms of this Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 12.3(c) (in lieu of the authorized disclosure provisions set forth in Section 12.3(b), to the extent of any conflict) and without limiting the generality of the definition of Confidential Information set forth in Sections 12.1 and 12.2. If either Party desires to make a public announcement concerning this Agreement or the terms hereof, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval. A Party shall not be required to seek the permission of the other Party to repeat any information as to the existence and terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party. Either Party may disclose the terms of this Agreement to such Party’s existing investors, directors and professional advisors and to potential investors, acquirors or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use that are at least as stringent as those contained in this Article XII or are customary for such purpose. Novasep acknowledges that Inspire may be obligated to file a copy of this Agreement with the SEC with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, and Inspire shall be entitled to make such filings.

12.4 Excluded Information. Notwithstanding any provision herein to the contrary, the requirements of this Article XII shall not apply to any information of either Party which:

(a) at the time of disclosure hereunder is generally available to the public;

(b) after disclosure hereunder becomes generally available to the public, except through breach of this Article XII by the receiving Party or its Affiliates;

(c) was not acquired directly or indirectly from the disclosing Party or its Affiliates and which the receiving Party lawfully had in its possession prior to disclosure by the disclosing Party;

(d) is independently developed by employees or agents of the receiving Party without the use of the Confidential Information of the disclosing Party; or

(e) becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such information was not acquired by such Third Party directly or indirectly from the disclosing Party or its Affiliates.

12.5 Return of Confidential Information. At any time upon the request of the other Party, to the extent such Confidential Information is not reasonably necessary to enable a Party to perform its obligations under this Agreement, or upon expiration or termination of this Agreement, the Party receiving Confidential Information will cease its use and, upon request, within thirty (30) days either return or destroy (and certify as to such destruction) all Confidential Information of the other Party, including any copies or other embodiments thereof, except that the receiving Party may retain a copy for archive purposes. The return and/or destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article XII.

Article XIII

Force Majeure Event

13.1 Force Majeure. Neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any of its obligations under this Agreement, if and to the extent that such failure or delay shall be due to a Force Majeure Event, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, a “Force Majeure Event” is defined as: acts of God; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances (including strike or lock-out); epidemic; failure or strike of public utilities or common carriers; or order, injunction or any other action by a Governmental Body that is unrelated to any act or omission of the Party claiming the benefit of this Section 13.1 or any act or omission of its Affiliates, Subcontractors (as applicable) or agents. For clarity, Novasep’s failure to timely perform any of its obligations hereunder due to any order, injunction or any other action by a Governmental Body related to any act or omission of Novasep, its Affiliates, Subcontractors or agents shall not constitute a Force Majeure Event. The Party experiencing a Force Majeure Event shall promptly notify the other Party of such event, the specific causes thereof, the probable duration of delay in performance, and use commercially reasonable efforts to perform its obligations as soon as practicable. This Agreement, in so far as it relates to such obligations, shall be deemed suspended so long as and to the extent that such Force Majeure Event prevents, hinders or delays the performance of any obligation under this Agreement, provided that Inspire shall have the right to terminate this Agreement immediately upon written notice if a Force Majeure Event affecting Novasep continues for more than seventy five (75) days.

Article XIV

Term; Termination; Remedies

14.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated by either Party in accordance with this Article XIV, will continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and shall renew automatically for successive three (3) year renewal terms unless Inspire notifies Novasep of its intent to not renew by providing written notice to Novasep no less than six (6) months prior to the expiration of the Initial Term or applicable renewal term. The Initial Term together with any renewal term(s) is the “Term.”

14.2 Termination for Breach. This Agreement may be terminated by either Party in the event of the material breach by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the breaching Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the breaching Party shall have [c.i.] days to respond by curing such breach. If the breaching Party does not cure such breach within such cure period, then (a) if Inspire is the breaching Party, Novasep shall have the right to terminate this Agreement, and, at Novasep’s option (i) require Inspire to purchase any quantity of API that is the subject of a Purchase Order submitted by Inspire prior to such termination (but not other quantities forecasted for a Firm Zone, and the Minimum Percentage Requirement shall not apply) and reimburse Novasep for all documented direct costs and expenses properly and reasonably incurred by Novasep pursuant to this Agreement for procurement of Third Party Materials up to the effective date of such termination in connection with Inspire’s then-outstanding obligation to purchase quantities of API forecasted with respect to an applicable Firm Zone but which are not the subject of a Purchase Order submitted prior to such termination; provided, however, that Novasep shall use commercially reasonable efforts to mitigate such costs and expenses by cancelling any cancelable orders for Third Party Materials, returning returnable Third Party Materials, and/or using non-returnable Third Party Materials for its own or its other customer’s behalf, or (ii) to cancel, in whole or in part, any Purchase Order issued under this Agreement, in which case, Inspire would have no payment obligations with respect to the quantities set forth in such Purchase Orders or quantities forecasted for any Firm Zone, and the Minimum Percentage Requirement shall not apply; or (b) if Novasep is the breaching Party, Inspire (i) shall have the right to terminate this Agreement, in whole or in part, and (ii) shall have the remedies set forth in Section 14.9.

14.3 Insolvency; Bankruptcy. To the extent permitted by Legal Requirements, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, if any of the following occurs: (i) such other Party is declared bankrupt or insolvent, (ii) such other Party generally fails to pay its debts as they become due, (iii) there is an assignment for the benefit of such other Party’s creditors, (iv) a receiver is appointed or there is a voluntary or involuntary petition filed or an action or proceeding commenced for bankruptcy, reorganization, dissolution or winding up of such other Party that is not dismissed within [c.i.] days, or (v) there is a foreclosure or sale of a material part of such other Party’s assets by or for the benefit of any creditor or governmental agency.

14.4 Change in Control of Novasep. If at any time during the Term there is or will be a Change in Control of Novasep, Novasep shall immediately notify Inspire in writing, and upon receiving notice or otherwise becoming aware of such a Change in Control, Inspire may terminate this Agreement immediately by written notice if it has reasonable grounds to believe that such Change in Control may be prejudicial to Inspire’s interests. For the purpose of this Section 14.4, “Change in Control” shall mean any proposed transaction or series of transactions which shall result in (i) any party other than Novasep, or an entity that is an Affiliate of Novasep as of the date of this Agreement, owning the Facility, (ii) direct or indirect ownership of more than fifty percent (50%) of the voting stock or assets of Novasep or an Affiliate that controls Novasep by Persons who are not shareholders of Novasep or the Affiliate that controls Novasep as of the date of this Agreement, or (iii) the merger of Novasep with or into a Third Party in a transaction in which Novasep is not the surviving or acquiring party.

14.5 Discontinuance or Suspension of Product Program. Inspire may terminate this Agreement upon [c.i.] days written notice to Novasep if Inspire, in its sole and absolute discretion, discontinues or indefinitely suspends the development and/or commercialization of the Product. Upon the termination of this Agreement pursuant to this Section 14.5, Inspire’s sole obligation shall be for it to reimburse Novasep for all documented direct costs and expenses properly and reasonably incurred by Novasep pursuant to this Agreement for procurement of Third Party Materials up to the effective date of such termination in connection with Inspire’s then-outstanding obligation to purchase quantities of API forecasted with respect to an applicable Firm Zone; provided, however, that Novasep shall use commercially reasonable efforts to mitigate such costs and expenses by cancelling any cancelable orders for Third Party Materials, returning returnable Third Party Materials, and/or using non-returnable Third Party Materials for its own or its other customer’s behalf. For clarity, if Inspire terminates this Agreement pursuant to this Section 14.5, Inspire shall have no payment obligations with respect to the quantities set forth in any Purchase Orders or quantities forecasted for any Firm Zone, and the Minimum Percentage Requirement shall not apply.

14.6 Termination by Inspire. Without limiting any other Section of this Article XIV, Inspire may terminate this Agreement upon [c.i.] days written notice to Novasep upon the occurrence of any of the following:

(a) Failure to Achieve Acceptance of Pre-Approval Inspection. Novasep (i) receives at any time correspondence from FDA indicating that the Facility is not approved for the manufacture of API, or (ii) fails to obtain official correspondence from FDA stating that the Facility has been approved for the manufacture of API on or before December 31, 2011.

(b) Failure to Supply Unrelated to Force Majeure. There is a continued failure of Novasep to deliver API to Inspire. “Continued” for purposes of determining a continued failure to supply shall be a failure to deliver at least [c.i.] of the API required to be delivered over any [c.i.] consecutive-month period.

(c) Supply of Nonconforming API. Novasep delivers [c.i.] or more Purchase Orders containing Nonconforming API in any [c.i.] consecutive-month period.

(d) Interruption of Supply. Novasep is prohibited from manufacturing API at the Facility by a Governmental Body for a period of [c.i.] total months during any [c.i.] consecutive-month period.

(e) Late Delivery. Novasep delivers [c.i.] or more Purchase Orders of API more than 15 days after the Delivery Date during any [c.i.] consecutive-month period.

(f) Failure to Obtain or Maintain Consents. Novasep fails to obtain, maintain and comply with all Consents required for the performance of its obligations under this Agreement.

(g) Failure of Compliance. Novasep fails to comply with Novasep’s obligations in Section 4.1 or Section 6.5(b) for a period of [c.i.] days following written notification from Inspire specifying such failure.

(h) Validation of New Manufacturing Process. Process validation is completed by or on behalf of Inspire with respect to any new manufacturing process for API (a “New Process Validation”).

(i) Adverse Currency Fluctuation. The applicable currency exchange rate between U.S. Dollars and Euros, as published at www.oanda.com (or such other reliable resource for currency exchange data as may be agreed in writing by the Parties), equals or exceeds [c.i.] (an “Adverse Currency Fluctuation”).

14.7 Good Faith Discussions in Connection with New Process Validation or Adverse Currency Fluctuation. In the event that a New Process Validation or an Adverse Currency Fluctuation occurs, the Parties promptly will meet to discuss in good faith whether any changes or modifications could be made to this Agreement such that Inspire would be willing, in its sole discretion, to continue under this Agreement despite the occurrence of such event. For clarity, nothing in this Section 14.7 shall limit any termination right of Inspire set forth in Section 14.6(h) or 14.6(i).

14.8 No Suspension of Obligations. If any dispute arises between the Parties, in no event shall Novasep interrupt, slow down, or reduce in any way the performance of its obligations under this Agreement, unless Inspire consents or as specifically authorized by a court of competent jurisdiction.

14.9 Effect of Termination by Inspire. In the event Inspire terminates or has the right to terminate this Agreement pursuant to Sections 13.1, 14.2, 14.3, 14.4 or 14.6, (i) Inspire shall have the right to terminate, in whole or in part, any Purchase Order issued under this Agreement; (ii) Inspire shall be relieved of its payment obligations with respect to quantities of API associated with a Firm Zone and the Minimum Percentage Requirement shall not apply; and (iii) upon Inspire’s request, Novasep shall, at Novasep’s sole cost and expense (notwithstanding anything to the contrary in Section 4.11), assist Inspire to transfer promptly the API manufacturing process to any other facility or facilities selected by Inspire. For clarity, in the event that the facility or facilities selected by Inspire are owned or operated by a competitor of Novasep, Novasep shall not be required to communicate directly with such competitor in connection with Novasep’s performance of such technology transfer activities.

Article XV

Miscellaneous

15.1 Notices. In addition to the other specific procedures for notification provided herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery, or by internationally recognized overnight courier (with charges prepaid) and shall be deemed to have been given or made: (i) if personally delivered, on the day of such delivery; or (ii) if sent by overnight courier, on the Business Day following the date deposited with such overnight courier service, in each case pending the designation of another address, addressed as follows:

If to Inspire:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466 USA

Attention: General Counsel

Facsimile: +1-919-941-9797

With a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan LLP

2500 Wachovia Capitol Center

Raleigh, North Carolina 27601 USA

Attention:        Christopher B. Capel, Esq.

Facsimile:        +1-919-821-6800

If to Novasep:

Finorga SAS

Attn : Mr Erwin HERREN, C.E.O.

Route de Givors

38670 Chasse / Rhône (France)

Telephone: +334 72 49 19 60

Facsimile: +334 78 07 49 30

With a copy (which shall not constitute notice) to:

Groupe NOVASEP SAS

Attn : Mr. Frédéric BEAUPRE

Site Eiffel - 82, Boulevard de la Moselle

54340 POMPEY – France

Tel: + (33)3 83 49 70 50

Fax: + (33)3 83 49 71 40

15.2 Independent Contractors. Each Party shall be treated as an independent contractor of the other. Neither Party shall be deemed to be a co-venturer, partner, employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party or incur any charges or expenses for or in the name of the other Party.

15.3 Entire Understanding. The Parties agree, on their own and their respective Affiliates’ behalf, that this Agreement, including Schedules hereto, and any other document identified herein, constitutes the entire agreement between the Parties and their Affiliates relating to the subject matter hereof, and all prior agreements or arrangements, written or oral, between the Parties and their Affiliates relating to the subject matter hereof are hereby superseded by this Agreement. For the avoidance of doubt, the Technology Transfer Agreement is not superseded by this Agreement and shall continue in full force and effect in accordance with its terms.

15.4 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Novasep shall not delegate, transfer, convey, assign or pledge this Agreement, in whole or in part, or any of its rights or obligations under this Agreement, without the prior written consent of Inspire in each instance, and any such action without consent shall be void and have no effect. Notwithstanding the foregoing, Novasep shall be permitted to assign this Agreement to its Affiliate, provided that such Affiliate agrees with Inspire in advance in writing to be bound by all of the terms and conditions of this Agreement and such assignment shall not relieve Novasep of any of its obligations under this Agreement. For clarity, Inspire may delegate, transfer, convey, assign or pledge this Agreement to any Third Party without consent of Novasep, provided that such Third Party agrees to be bound by all of the terms and conditions of this Agreement.

15.5 Dispute Resolution. If the Parties fail to resolve any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (other than one relating to the validity, enforceability, infringement or misappropriation of Intellectual Property rights, which shall not be subject to this Section 15.5), the Parties shall refer the dispute to their respective officers designated below or such other officers as the Parties may designate in writing from time to time, for attempted resolution by good faith negotiations within thirty (30) days after so submitting the dispute. The designated officers are as follows:

For Inspire:	Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703-8466 USA
Attn: General Counsel

For Novasep:	Groupe NOVASEP SAS
Attn : Mr. Frédéric BEAUPRE
Site Eiffel - 82, Boulevard de la Moselle
54340 POMPEY – France
Tel: + (33)3 83 49 70 50
Fax: + (33)3 83 49 71 40
frederic.beaupre@novasep.com

If such dispute is not resolved by the end of the thirty (30) day period, the Parties shall be free to pursue any legal or equitable remedy available to them. If any legal action or other legal proceeding is brought by a Party for the enforcement of this Agreement, or to recover damages or other applicable remedy based on the alleged dispute, breach or default in connection with the provisions of this Agreement, the successful or prevailing Party as to any specific and separable issue in such action or proceeding (in a final decision by the applicable court action or other legal proceeding, or by settlement or otherwise) shall be entitled to recover reasonable attorneys’ fees and other reasonable costs and expenses incurred in enforcing the specific obligation of the other Party under this Agreement that was the basis for such specific issue in such action or proceeding, in addition to any other relief to which it may be entitled. For clarity, the foregoing shall not prohibit or delay a Party from seeking appropriate injunctive or other equitable relief.

15.6 Use of Affiliates. The Parties acknowledge and agree that Novasep may use the services of Novasep’s Affiliates to fulfill Novasep’s obligations under this Agreement; provided that nothing in this Section 15.6 shall relieve Novasep from any obligation under this Agreement. Novasep shall remain responsible and be directly and primarily liable for its Affiliates’ performance hereunder, and its Affiliates shall be subject to all of the terms and conditions of this Agreement in performing hereunder. Any failure of any Novasep Affiliate performing services hereunder to comply with any of the terms and conditions of this Agreement shall constitute a breach by Novasep for all purposes.

15.7 Subcontractors. Novasep may utilize Subcontractors with appropriate expertise and experience in the performance of its obligations under this Agreement; provided that Inspire has first given its written approval in each instance prior to the use of Subcontractors by Novasep, and Inspire may, as a condition of such approval, require Subcontractors to agree to conditions consistent with those contained herein. Nothing in this Section 15.7 shall relieve Novasep from any obligation under this Agreement.

15.8 Amendment. This Agreement, including any Schedule hereto, may not be amended or modified in any manner except by an instrument in writing signed by a duly authorized representative of each Party.

15.9 Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid or unenforceable provision shall be fully severed from this Agreement and there shall automatically be added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

15.10 Waiver. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other Party hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

15.11 Survival. Articles I (to the extent required to enforce other surviving rights or obligations), V, VII (excluding Section 7.3), VIII (excluding Section 8.4), IX, X, XI, XII, XV and Sections 3.6, 4.4, 4.6, 4.11, 4.12, 6.3 (last sentence only), 6.5, 6.6, 14.2, 14.5, 14.9, and any other provision which by its terms specifically shall so state, together with any obligations accrued hereunder at the time of termination or expiration, shall survive the termination or expiration of this Agreement.

15.12 Drafting Ambiguities. Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedules hereto.

15.13 Headings; Schedules; Counterparts.

(a) Headings. The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Schedules. All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein. In the event that any Schedule conflicts with any of the terms or provisions of this Agreement, the terms and provisions of this Agreement shall prevail.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.

15.14 Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, USA, without regard to principles of conflicts of law, and the Parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts of the State of New York, USA. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by Legal Requirements, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

15.15 Remedies. None of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity or in any other agreement between the Parties.

15.16 Injunctive Relief. In the event that either Novasep or Inspire breaches or threatens to breach any provision of Article VII or Article XII of this Agreement, the Parties agree that irreparable harm to the other Party should be presumed and the damages to such Party would probably be very difficult to ascertain and would be inadequate. Accordingly, in the event of such circumstances, each of Novasep and Inspire agree that, in addition to any other right and remedies available at law or in equity, the other Party shall have the right to obtain injunctive relief from any court of competent jurisdiction.

15.17 Standard Forms. In all communications, Inspire and Novasep may employ their standard forms, but nothing in those forms shall be construed to be in addition to or modify or amend the terms and conditions of this Agreement, and in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

15.18 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.19 English Language. The English language version of this Agreement will be controlling on the Parties. All information, documents, reports, notices, writings and communications to be provided by one Party to the other Party hereunder will be provided in the English language (except the executed batch record, which will be provided in French).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	President and Chief Executive Officer

FINORGA S.A.S.

By:	/s/ Kevin Daley
Name:	Kevin Daley
Title:	Sales Director, Finorga S.A.S.

By:	/s/ Patrick Glaser
Name:	Patrick Glaser
Title:	President and Chief Executive Officer, Novasep Synthesis

SCHEDULE 3.1(b)(ii)

BASELINE THIRD PARTY MATERIALS PRICE

[c.i.]

SCHEDULE 3.1(b)(iii)

IMPROVEMENT AMOUNTS

The following table shall be used for purposes of determining the Improvement Amount for any improvement to the process of manufacturing the API in accordance with Section 3.1(b)(iii) and this Schedule:

Average durations (hrs) per batch
Steps	Original Proposal	Contract Baseline
St 1	[c.i.]	[c.i.]
St 1 ter
St 1 bis
St 2 bis
St 3 brut
St 3 [c.i.]
St 3 [c.i.]
St 3 [c.i.]
St 3 [c.i.]

* based on expected improvement assumptions

For improvements to the three manufacturing steps listed below that do not reduce the duration of such step below the duration identified as the “Original Proposal” for such step in the table set forth above, the Improvement Amount shall be determined based on the amount by which the duration of each such step is reduced relative to the baseline duration set forth below.

St 3 Brut:	Contract Baseline	[c.i.]
St 3 [c.i.]:	Contract Baseline	[c.i.]
St 3 [c.i.]:	Contract Baseline	[c.i.]

St 3 Brut:	Improvement reduction:	[c.i.] per hour saved per batch
St 3 [c.i.]:	Improvement reduction:	[c.i.] per hour saved per batch
St 3 [c.i.]:	Improvement reduction:	[c.i.] per hour saved per batch

For example, if the duration of St 3 [c.i.] step were reduced from [c.i.] hours, then the Improvement Amount for such improvement would be [c.i.]. If the duration of the St 3 [c.i.] step were subsequently further reduced from [c.i.], then the Improvement Amount for such subsequent improvement would be [c.i.].

For other improvements to manufacturing steps, the Parties shall determine the Improvement Amount in good faith pursuant to Section 3.1(b)(iii).

SCHEDULE 4.1

API SPECIFICATIONS

[c.i.]

SCHEDULE 4.9

QUALITY AGREEMENT

CONTRACT MANUFACTURING COMMERCIAL QUALITY AGREEMENT

Overview/Scope/Purpose:

This Commercial Quality Agreement defines the duties of Novasep Synthesis / Finorga SAS (“Finorga”) and Inspire Pharmaceuticals, Inc. (“Inspire”) for the contract pharmaceutical manufacture of intermediates and active pharmaceutical ingredients at Finorga. In particular this Quality Agreement clearly states who is responsible for specified cGMP aspects of manufacturing denufosol tetrasodium. Any communications, or other matters, governed by this Quality Agreement should be sent to the designees as indicated in Table 1.

In order to provide assurance of quality, Finorga will perform the activities defined herein in accordance with Standard Operating Procedures to the extent that a Standard Operating Procedure is applicable to such activity. In the event a Standard Operating Procedure conflicts with the Quality Agreement, Finorga shall notify the designee at Inspire at the address noted below.

This Agreement is subject to the terms of a supply, manufacturing or other similar type of agreement between Finorga and Inspire (“Supply Agreement”). In the event of a conflict between this Quality Agreement and the Supply Agreement, the Supply Agreement shall control, except with respect to quality matters. In matters pertaining to Governmental Inspections and Requests, Finorga shall notify the designee at Inspire at the address as detailed in the contact list shown in Table 1 at the end of this document. Terms not defined in this Quality Agreement shall have the meanings ascribed to them in the Supply Agreement. Nothing in this Quality Agreement shall affect in any way a party’s obligation to comply with cGMPs, ICH guidelines and all applicable laws.

The Quality Agreement is reviewed annually for accuracy and may be modified from time to time with the express written agreement of both parties, without formal amendment of any related contract for goods or services. All changes to this Quality Agreement and/or any related attachments must be documented as an Addendum to the original Quality Agreement and must be reviewed and approved by Quality representatives from Inspire and Finorga. The Quality Agreement may be terminated pursuant to the termination provisions listed in the Supply Agreement, and shall otherwise terminate one year after the expiration of the last batch produced Finorga hereunder.

1.0	Preamble

This Quality Agreement outlines the responsibilities of INSPIRE and FINORGA for quality assurance of Product(s) referenced in the Supply Agreement (“Product” or “INSPIRE Product”). These responsibilities are associated with pharmaceutical production, disposition, and shipping of Product and are presented as a detailed checklist in Section 3.

1.1	FINORGA is the provider of manufacturing, packaging, or testing services (the “Services”) for the INSPIRE Product. FINORGA has regulatory authorization to provide these Services and is subject to monitoring by said Regulatory Authorities.

1.2	FINORGA shall ensure that all Services comply with all applicable federal, state and local laws, regulations and guidances, including but not limited to CGMPs as defined by the US Food and Drug Administration (FDA) as set forth in 21 CFR Parts 11, 210, 211, and 820, and the EU Guidance on Good Manufacturing Practice – Annex 18.

1.3	FINORGA understands that Services that are the subject of this Quality Agreement are subject to inspection by competent authorities, including but not limited to the US FDA.

1.4	Persons who should be contacted on all pharmaceutical and technical questions shall be appointed by both parties and are designated in Table 1.

Registered Office:	Registered Office:
Inspire Pharmaceuticals, Inc.	Novasep Synthesis / Finorga SAS
4222 Emperor Boulevard, Suite 200	497 route de Givors

Durham NC, 27703	38670 Chasse-sur-Rhône, France

Attention: Stephen Celestini	Attention: Jean-Pierre Pilleux
e-mail: scelestini@inspirepharm.com	e-mail: jean-pierre.pilleux@novasep.com

Company: Inspire Pharmaceuticals	Company: Novasep Synthesis / Finorga SAS

Position: Sr. Vice President-Chief Compliance Officer	Position: Quality Assurance Director

Name: Stephen Celestini	Name: Jean-Pierre Pilleux

Signature:	Signature:

Date:	Date:

Definitions and Abbreviations

For purposes of this Quality Agreement, the following definitions shall apply:

“API” shall mean the active pharmaceutical ingredient.

“Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of API and the obligations of Finorga or Inspire, as the context requires, including, without limitation, (i) all applicable federal, state and local laws and regulations of each Territory; (ii) the U.S. Federal Food, Drug and Cosmetic Act, and (iii) the “cGMPs.” Applicable Laws shall also include all laws, ordinances, rules and regulations applicable in Territories added to this Quality Agreement after the Effective Date of this Agreement, solely to the extent Inspire or its designee has provided written copies of such laws to Finorga prior to Finorga’s Processing API under this Quality Agreement. Copies of all laws shall be in the English language.

“Applications” shall mean an application for marketing authorization which has not yet been approved by the FDA or other Regulatory Authority, including without limitation, FDA Investigational New Drug Application and other similar applications promulgated by Regulatory Authorities.

“FDA” shall mean the United States Food and Drug Administration, and any successor entity thereto.

“cGMPs” mean the current Good Manufacturing Practices for Active Pharmaceutical Ingredients and Finished Pharmaceuticals promulgated by the FDA, as amended from time to time cGMPs shall also include good manufacturing practice regulations promulgated by a Regulatory Authority in a Territory added to this Agreement after the Effective Date of this Quality Agreement, solely to the extent Inspire or its designee has provided written copies of such regulations to Finorga prior to Finorga’s Processing API under this Quality Agreement. Copies of all laws shall be in the English language.

“Marketing Application” shall mean an application for marketing authorization which has not yet been approved by the FDA or other Regulatory Authority, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar marketing applications promulgated by Regulatory Authorities.

“Marketing Authorizations” shall mean any approved application for marketing authorization, including without limitation, FDA New Drug Application, FDA Abbreviated New Drug Application, and other similar marketing authorizations promulgated by Regulatory Authorities.

“Process” or “Processing” means the manufacture, packaging, holding and shipping of the API, other Inspire Materials and Raw Materials, and any testing, labeling, storage, release, shipment and/or disposal of any of the foregoing, in each case in accordance with the

Specifications and the terms and conditions set forth in the Supply Agreement and this Quality Agreement.

“Product” shall mean the associated program at Inspire using the manufactured API.

“Regulatory Agency” shall mean the FDA and any other regulatory authority within a Territory involved in regulating any aspect of the manufacture, market approval, sale, distribution, packaging or use of the Product manufactured from the API.

“Specifications” A list of tests, references to analytical procedures, and appropriate acceptance criteria that are numerical limits, ranges or other criteria for the test(s) described. It establishes the set of criteria to which a material should conform to be considered acceptable for its intended use. “Conformance to Specification” means that the material, when tested according to the listed analytical procedures, will meet the listed acceptance criteria as outlined in the IND/NDA.

Manufacture: All steps in the manufacture of Product or Drug Substance, including but not limited to filling, testing, labeling, packaging, and storage by the designated manufacturer.

“Standard Operating Procedures” shall mean the standard operating procedures in effect at Finorga which have been approved by Finorga Quality Assurance department and which are applicable to the matters described herein.

“Monograph” is the document format that Novasep uses to document the analytical methods and specifications for a material.

“Territories” shall mean the United States of America and any other country which the parties agree in writing to add to this Quality Agreement from time to time.

Contractor: Any manufacturer, packager, or other product support supplier who performs manufacturing or packaging of a product or any intermediate step of manufacture, or other product support service on behalf of the Marketing Authorization (MA) holder.

Batch Record: All documentation, including, but not limited to, the master manufacturing formula and processing steps; appropriate packaging bill and instructions; exception documentation, such as non-conforming material reports (NCMRs), deviations, and variance reports; analytical test results; and any additional documentation which may have been processed as part of the Product batch production record.

Deviation: Excursion from operating, manufacturing, testing instructions, target/informational test results, or procedures

Investigation: Written report detailing an investigation resulting from a deviation. The investigation includes a description of the incident, conclusions, and corrective and preventive action (CAPA) or action plan, as applicable.

Materials: All actives, excipients (i.e. inactive materials), containers, closures, printed or unprinted items, and any other components used during the manufacturing or finishing process of a product.

Out of Specification (OOS): Test result that does not meet pre-set criterion or specification.

Product Quality Review:

Provide the following PQR information over the same reporting period as the NDA Annual Report;

List, summarize, and evaluate impact to product, as appropriate for -

•	Pending items from previous review period

•	Batches manufactured and dispositioned – including trending for key initial test results

•	Trended stability data (if applicable)

•	Change Control proposals, rationale, and status

•	Planned deviations

•	Investigations of unplanned deviations, discrepancies, and OOS, including review of corrective and preventative actions

•	Retain sample inventory and status

•	FINORGA regulatory inspections

•	Product complaints, quality-related returns, and investigations

•	Qualification and status of critical equipment and facilities

•	Review of Technical Quality Agreements

•	Action items for upcoming review period

Reprocessing: Duplicating a step or steps in the established manufacturing process to bring the product into conformance with specifications. Reprocessing does not alter the identity, potency, purity, or safety of the drug product beyond the established requirements.

Note: Continuing a process step after an in-process control (IPC) test has shown that the step is incomplete is considered to be part of the normal process and not reprocessing.

Retain Samples: Samples of active and inactive materials, packaging components, or product that are retained by FINORGA:

•	To satisfy FDA requirement for reserve samples as stated in 21 CFR Part 211, Section 170, Paragraph (b)

Note: FDA retain samples must be greater than or equal to two (2) times the number or amount required for release testing.

•	At INSPIRE’s request (i.e. INSPIRE’s retain samples)

•	Beyond those requested by INSPIRE; i.e. FINORGA’s retain samples

Rework: Any additional steps taken to process a batch (other than re-inspection) to bring the product into conformance with the specifications. Rework does not alter the identity, potency, purity, or safety of the drug product beyond the established requirements. All rework must be documented in the regulatory application and approved by the appropriate Regulatory Authorities prior to product release and distribution.

3.0	Delegation of Responsibilities

Responsibilities for providing and acquiring firms are detailed below for:

Denufosol API

FINORGA is the provider of manufacturing, packaging, or testing services (the “Services”) for Denufosol API. FINORGA also performs release testing and full stability testing (if applicable) for active pharmaceutical ingredient (API).

Responsibility for each activity is assigned to either INSPIRE or FINORGA as indicated in the appropriate box in the Delegation of Responsibilities Checklist below.

On the right side of the table are two boxes; one for Inspire and one for the Finorga. Responsibilities are assigned if an “X:” is placed in this box. If an X is marked in both columns, then this is a shared responsibility between the Finorga SAS and Inspire.

	RESPONSIBILITIES	Inspire	Finorga

1.0	cGMP Compliance & Regulatory Authorizations

1.1	Maintain all licenses, registrations and other authorizations as are required to operate a cGMP pharmaceutical manufacturing facility under the Applicable Laws.		X

1.2	Maintain and operate the Facility in compliance with the cGMPs, ICH and all other Applicable Laws.		X

1.3

All Inspire Products and Services will be at all times processed and controlled in compliance with the guidelines in ICH Q7 “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients,” in accordance with the cGMPs and all other Applicable Laws.

X

1.4	Activities undertaken by Finorga SAS may not be subcontracted to any third party, or carried out at another site owned by the Finorga SAS without Inspire’s prior written consent.		X

1.5

Certify that such company is not debarred under the U.S. Generic Drug Enforcement Act of 1992 and does not employ or use the services of any individual who is debarred or who has engaged in activities that could lead to being debarred.

		X	X

	RESPONSIBILITIES	Inspire	Finorga

1.6	If there is a conflict between this quality agreement and the Finorga SAS ‘s internal SOPs, Finorga is required to notify Inspire and the resolution of the conflict should be provided in writing. This resolution must be approved by both Inspire and the Finorga.	X	X

1.7	Prepare Product Quality Review (PQR) over the same reporting period as the NDA Annual Report and provide relevant information. The PQR will be finalized within 30 days after the approval anniversary date.		X

1.8	Provide relevant PQR sections to Inspire Management, Finorga, and Partner Firms,	X	X

2.0	Regulatory Actions & Inspections

2.1	Notify Inspire of any FDA or other Regulatory Authority notice of inspection (general inspection) or inspection of the Facilities relating to any Inspire API within 3 business days.		X

2.2	Inspire reserves the right to be onsite during any inspection that specifically targets Inspire products. Inspire representatives shall adhere to Finorga procedures and shall not interfere, unless requested by Finorga, with the inspection process. If a representative from Inspire cannot be present, then Finorga will provide daily updates to Inspire summarizing the inspector’s comments.	X	X

2.3	Provide copies of any FDA Form 483 inspectional observations, Warning Letters or the like from applicable Regulatory Authorities within 48 hours of receipt and provide subsequent response(s) relating to any Inspire API.		X

2.4	Notify the other party of any Regulatory Authority request for API samples or API batch records.	X	X

2.5	Notify the other party of any requests for information, notices of violations or other communication from a Regulatory Authority relating to environmental, occupational health and safety compliance, relating directly to the API.	X	X

2.6	Prior to making any commitment to a regulatory agency regarding an Inspire product made at Finorga, each party must obtain the other party’s agreement.	X	X

	RESPONSIBILITIES	Inspire	Finorga

3.0	Component (Raw Materials), Intermediates, and Finished API

3.1	Procure, store, sample, test and release raw materials and intermediates, as appropriate.		X

3.2	Maintain Specifications for API , raw materials and intermediates, as appropriate	X	X

3.3	Audit or otherwise qualify raw material suppliers providing raw materials used in the Inspire API manufacturing process in accordance with applicable SOPs to ensure full compliance with cGMPs, when appropriate, and Applicable Laws.		X

3.4	Store raw materials in accordance with the Specifications while at the Facilities.		X

3.5	Retain reference samples of starting materials, including samples for periodic re-tests, for 2 years.		X

3.6	Submit any proposed changes to the Specifications to the other party for review and approval, prior to the implementation of such changes and the submission of any such changes to a Regulatory Agency.	X	X

3.7	Perform API sampling in accordance with cGMPs and Applicable Laws and as otherwise agreed to by the parties in the master batch record for the API.		X

3.8	Retain final API samples in accordance with Applicable Laws for a period of 1 year beyond the API expiry date		X

3.9	Retain stability samples in accordance with Applicable Laws if stability testing is required by the Supply Agreement		X

3.10	Store the API at the facilities in accordance with the API Specifications until release and or shipment to site designated by Inspire.		X

4.0	Inspire Presence\Oversight\Audits

4.1	Conducts quality audits of Finorga	X

4.2	Conduct internal audits of quality control and testing processes, in accordance with the cGMPs and applicable Standard Operating Procedures.		X

5.0	Equipment & Process Qualification\Validation

	RESPONSIBILITIES	Inspire	Finorga

5.1	Maintain, qualify and validate the Facility, equipment, and processes related to Inspire API. Provide copies of related process validation reports.		X

5.2	Review and approve Process Validation protocols, reports and other associated documentation related to the API.	X	X

5.3	Manufacture and test the API at the Facilities in accordance with the API master batch record, the Standard Operating Procedures referenced therein, and the Specifications.		X

5.4	Package and label the API in accordance with the Specifications for storage at Finorga		X

5.5	Package the API in accordance with the Specifications for shipments.		X

5.6	Perform finished API testing and supply a Certificate of Analysis to the other party as defined in the Supply Agreement.		X

5.7	Release API in accordance with the API Specification.	X	X

5.8	Investigate, resolve and document all exceptions and deviations from the master batch record and Specifications. Provide written reports of investigations as required by Inspire.		X

6.0	Change Control

6.1	Provide any proposed changes to the manufacturing process, packaging, holding or shipping procedures for the Inspire API for approval by Inspire prior to implementation.	X	X

6.2	Notify Inspire of any proposed changes to the Facilities or the Processing that may impact Inspire API for approval before changes are made.	X	X

6.3	Finorga should provide a summary in English of any changes to the Master Batch Record and Inspire is required to approve these changes. If necessary the particular section of the batch record being changed should be provided to Inspire (in English) for review.	X	X

6.4	Notify Inspire of any proposed changes to sources of key raw materials for Inspire products and obtain Inspire’s written prior approval.	X	X

6.5	Notify Inspire of any changes to the monographs for the product or materials used in the production of the product.		X

	RESPONSIBILITIES	Inspire	Finorga

7.0	Deviations & Investigations

7.1	Investigate and document Out-of-Specification (“OOS”) test results at Finorga. Provide documentation relating to such investigations along with the corresponding batch record pertaining to the OOS investigation.	X	X

7.2	Finorga should notify Inspire, within 48 hours or 2 business days of discovery, regarding any deviations that occur that impact the quality of the finished product. It is required that Inspire should approve (by Technical and Quality representatives) any deviations.	X	X

7.3	Finorga should notify Inspire of any Finorga SOP deviations which may have an impact on an Inspire batch. This notification should occur within 5 business days or before the release of a finished product, whichever comes first.		X

8.0	Laboratory Control Systems

8.1	Perform release and stability testing according to Supply Agreement, Specifications and applicable Finorga protocols.	X	X

8.2	Maintain necessary analytical systems and equipment utilized in testing in a validated state using validated testing methods.		X

9.0	Records (Batch/Testing/Quality)

9.1

Provide Inspire with the following information to be included in Regulatory Agency Submissions on an as needed basis or for internal Inspire evaluation only, as appropriate:

•  Description of API manufacturing process, including reagents and raw materials, isolated intermediates and their specifications.

•  Cleaning information when it is applicable or available.

•  Change control information for all changes implemented.

•  Stability data for the API, Starting Materials and Raw Materials and isolated intermediates, where applicable.

•  Process development history/reports

•  Product Quality Review Report

X

	RESPONSIBILITIES	Inspire	Finorga

9.2

Provide a copy of the released batch record documentation for each lot of API, which shall include the following in English:

•  A certificate of compliance stating that the lot was manufactured, packaged and tested in accordance with cGMPs .

•  A certificate of analysis listing (i) lot number; (ii) manufacture date(s); (iii) batch size; (iv) date(s) of QC testing. The certificate of analysis shall be signed by Finorga Quality Assurance.

X

9.3	Store the master and control record, batch records and all other documentation related to the API for the minimum period required by all Applicable Laws. This period should not be less than 2 years after the expiration date of the API.		X

9.4	Provide copies of all documentation necessary for the other party to respond to inquiries by Regulatory Authorities. This includes but is not limited to copies of API related validation reports, supplier qualification reports related to API testing reports and equipment qualification reports related to API Processing.	X	X

9.5	Supply documentation and actions relating to Field Alerts and Recalls	X

9.6	Supply all information as required for drug listing filing requirements for all API and packaging configurations processed at the Facilities. This may include review of appropriate sections of any regulatory filings.		X

9.7	Finorga shall provide the following documents in English: master batch record, Process Validation Protocol, and Process Validation Report. A complete master batch record in English incorporating any changes after process validation will be provided, after which Finorga will provide English summaries of any changes to the master batch record.		X

9.8	The release of the finished product API will be completed after a review by Novasep technical and quality personnel, as well as, Inspire technical and quality personnel. Inspire requires that Finorga SAS provides the following records for Inspire’s review: copies of the production records (French is ok if we have a master in English), including summary of deviations (in English) and incident investigation reports (as well as API release test results) and CAPAs in English.	X	X

9.9	Provide copies of any revisions to monographs within 2 days of the effective date. Monographs may be in French, but a summary of changes should be provided in English.		X

	RESPONSIBILITIES	Inspire	Finorga

10.0	Training

10.1	Maintain cGMP training for staff on a regular basis and ensure that all staff are adequately trained for tasks assigned.		X

10.2	Represents that the staff engaged in the manufacture and testing and of Drug Substance has the education, training and experience, or any combination thereof, to enable those persons to perform their assigned functions. [Note: Training extends to the particular operations that the employee performs and to cGMPs as they relate to the employee’s functions].		X

10.3	Maintains all training records in such a way that they are readily available for the personnel working on the Drug Substance.		X

10.4	Ensures that all training relative to a specific task will be completed prior to the initiation of the task, and that training will be conducted with sufficient frequency to assure familiarity with cGMP requirements applicable to the position and function.		X

11.0	Safety/Restricted Compounds

11.1	Maintain safety/hazard and handling data on the API.	X	X

11.2	Maintain safety/hazard and handling data on the raw materials, reagents and isolated intermediates.		X

11.3	Dispose of waste and any special waste related to the Processing of the API as required by all Applicable Laws.		X

12.	Subcontracting

12.1	Finorga may not delegate or subcontract to a third party(ies) any part of the services to be performed by it under this agreement unless Inspire, or a Inspire affiliate, has expressly agreed, in writing, to such delegation or subcontracting.	X	X

12.2	No delegation or subcontracting on the part of Finorga shall act to relieve Finorga from its obligations, duties or liability to Inspire, or a Inspire affiliate, hereunder.		X

12.3	Shall be liable to Inspire for the performance of any delegate or subcontractor of its duties and obligations.		X

	RESPONSIBILITIES	Inspire	Finorga

12.4	In the event that Finorga subcontracts or delegates to a third party any obligations or responsibilities for the performance of services under this agreement, Finorga shall enter into a written contract with such third party. Such contract shall require the third party to comply with the terms and conditions of this agreement in the same manner as Finorga.		X

12.5	Shall be responsible for any audits necessary to monitor and assure such compliance related to Section 12.4.		X

References:

1.	ICH Q7A
2.	21 CFR Part 11
3.	21 CFR Part 210 and 211

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SCHEDULE 5.2

FORM OF CERTIFICATE OF ANALYSIS

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